     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1998



                                                      REGISTRATION NO. 333-57813

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         NEXTLINK COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            4813                           91-1738221
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification No.)

                            ------------------------

 500 108TH AVENUE N.E., SUITE 2200, BELLEVUE, WASHINGTON 98004, (425) 519-8900
  (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)
                            ------------------------

                           R. BRUCE EASTER JR., ESQ.
                       500 108TH AVENUE N.E., SUITE 2200
                           BELLEVUE, WASHINGTON 98004
                                 (425) 519-8900
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                            ------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:
     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                                                 PROPOSED
                                                                             PROPOSED            MAXIMUM
                                                          AMOUNT             MAXIMUM            AGGREGATE           AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES                 TO BE              OFFERING            OFFERING          REGISTRATION
                 TO BE REGISTERED                       REGISTERED       PRICE PER SHARE          PRICE                FEE
6 1/2% Cumulative Convertible Preferred Stock.....   4,000,000 shares          $50             $200,000,000         $59,000(1)



(1) Previously paid.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                                      [LOGO]
                         NEXTLINK COMMUNICATIONS, INC.

    This Prospectus relates to the proposed sale from time to time by certain holders of up to 4,000,000 shares of 6 1/2% Cumulative Convertible Preferred Stock (liquidation preference $50 per share) (the "Convertible Preferred Stock") of NEXTLINK Communications, Inc. ("NEXTLINK" or the "Company") and of the Class A Common Stock, par value $.02 per share (the "Class A Common Stock"), into which the Convertible Preferred Stock is convertible.

    The Convertible Preferred Stock or the Class A Common Stock may be offered from time to time for the account of certain holders of Convertible Preferred Stock and the Class A Common Stock named herein (the "Selling Stockholders") in the amount and in the manner and on terms and conditions described herein. The sale of the Convertible Preferred Stock or the Class A Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market in the case of the Convertible Preferred Stock and on the Nasdaq National Market ("NNM") (or any exchange on which the Class A Common Stock may then be listed) in the case of the Class A Common Stock, in negotiated transactions, through the writing of options on the Class A Common Stock (whether such options are listed on an options exchange or otherwise) or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Convertible Preferred Stock or the Class A Common Stock to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Convertible Preferred Stock or the Class A Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may deliver the Convertible Preferred Stock or the Class A Common Stock to close out previously established short positions, or in connection with options or other derivative transactions, and may also pledge the Convertible Preferred Stock or the Class A Common Stock as collateral for margin accounts and such Convertible Preferred Stock or Class A Common Stock could be resold pursuant to the terms of such accounts. The Selling Stockholders and any participating brokers and dealers may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Convertible Preferred Stock or the Class A Common Stock by the Selling Stockholders. See "Use of Proceeds" and "Selling Stockholders."

    The Company has agreed to bear all expenses (other than underwriting fees and selling commissions and fees and expenses of counsel to the Selling Stockholders) in connection with the registration of the Convertible Preferred Stock or the Class A Common Stock offered by the Selling Stockholders estimated to be $59,000. See "Plan of Distribution."


    At July 22, 1998, the Company had 20,233,483 shares of its Class A Common Stock outstanding. The Class A Common Stock is listed on the NNM under the symbol "NXLK." On July 22, 1998, the last reported sale price for the Class A Common Stock as reported by the NNM was $40 per share.



    This Prospectus is being sent to all registered holders of Convertible Preferred Stock as of July 24, 1998.


    SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN CONNECTION WITH AN INVESTMENT IN THE CONVERTIBLE PREFERRED STOCK OR THE CLASS A COMMON STOCK.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                  The date of this Prospectus is July 24, 1998

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by NEXTLINK with the Commission under file number are incorporated herein by reference:

    1. The Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (the "1997 Form 10-KSB") filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


    2. The Current Report on Form 8-K, filed July 20, 1998.



    3. The Current Report on Form 8-K, filed July 22, 1998.



    4. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, consisting of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "1998 Form 10-Q") and the Company's Current Reports on Form 8-K dated March 12, 1998 and April 14, 1998.


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this Exchange Offer shall be deemed to be incorporated by reference into the Prospectus and to be part hereof from the dates of filing of such documents.

    These documents are available to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request, at no cost to the requestor, from the Company, General Counsel, 500 108(th) Avenue N.E., Suite 2200, Bellevue, Washington 98004 and its telephone number is (425) 519-8900.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Convertible Preferred Stock and Class A Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the information reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. In addition, upon request, such reports, proxy statements and other information will be made available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at the prescribed rates. Such material may also be accessed electronically at the Commission's Web located at http://www.sec.gov.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS

MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CONVERTIBLE PREFERRED STOCK OR THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Incorporation of Certain Documents by Reference............................................................         iii
Available Information......................................................................................         iii
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           8
The Company................................................................................................          15
Use of Proceeds............................................................................................          15
Selling Shareholders.......................................................................................          15
Capitalization.............................................................................................          16
Selected Historical Consolidated Financial and Operating Data..............................................          17
Description of Convertible Preferred Stock.................................................................          19
Certain United States Federal Income Tax Consequences......................................................          36
Description of Capital Stock...............................................................................          42
Description of Certain Indebtedness........................................................................          47
Plan of Distribution.......................................................................................          52
Legal Matters..............................................................................................          53
Experts....................................................................................................          53

                            ------------------------

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. REFERENCE IS MADE TO, AND THIS PROSPECTUS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION, INCLUDING THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "NEXTLINK" AND THE "COMPANY" REFER TO NEXTLINK COMMUNICATIONS, INC., A DELAWARE CORPORATION, WHICH IS THE SUCCESSOR TO NEXTLINK COMMUNICATIONS, INC., A WASHINGTON CORPORATION ("NEXTLINK COMMUNICATIONS, (WASHINGTON) INC."), PURSUANT TO A REINCORPORATION MERGER THAT WAS EFFECTED ON JUNE 4, 1998, ITS CONSOLIDATED SUBSIDIARIES AND 40% MEMBERSHIP INTEREST IN TELECOMMUNICATIONS OF NEVADA, LLC, WHICH OPERATES A NETWORK THAT IS MANAGED BY THE COMPANY. NEXTLINK COMMUNICATIONS (WASHINGTON), INC. IS THE SUCCESSOR TO NEXTLINK COMMUNICATIONS, LLC, A WASHINGTON LIMITED LIABILITY COMPANY ("NEXTLINK COMMUNICATIONS, LLC") PURSUANT TO A MERGER EFFECTED JANUARY 31, 1997. ALL OPERATIONAL STATISTICS OF THE COMPANY INCLUDED IN THIS PROSPECTUS INCLUDE 100% OF THE OPERATIONAL STATISTICS OF TELECOMMUNICATIONS OF NEVADA, LLC. ALL FINANCIAL AND OPERATIONAL DATA PRESENTED FOR PERIODS PRIOR TO JANUARY 31, 1997 RELATE TO NEXTLINK COMMUNICATIONS, L.L.C.

                                  THE COMPANY

    NEXTLINK was founded in 1994 by Craig O. McCaw, its largest and controlling shareholder, to provide local facilities-based telecommunications services to its targeted customer base of small and medium-sized businesses. In July 1996, NEXTLINK became one of the first competitive local exchange carriers ("CLECs") in the United States to provide facilities-based switched local services under the Telecommunications Act of 1996 (the "Telecom Act"), which opened the entire local exchange market to competition. In each of the markets it serves, NEXTLINK seeks to become a principal competitor to the incumbent local exchange carrier ("ILEC") for its targeted customers by providing an integrated package of high quality local, long distance and enhanced telecommunications services at competitive prices. In October 1997, the Company completed an initial public offering of shares of its Class A Common Stock (the "IPO").

    The market potential for competitive telecommunications services is large and growing. Industry sources estimate that in 1996 the total revenues from local and long distance telecommunications services were approximately $183 billion, of which approximately $101 billion were derived from local exchange services and approximately $82 billion from long distance services. Based upon FCC information, aggregate revenues for local and long distance services grew at a compounded annual rate of approximately 5.5% between 1991 and 1996. The Telecom Act, the FCC's issuance of rules for competition and pro-competitive policies developed by state regulatory commissions have created opportunities for new entrants, including the Company, to capture a portion of the ILEC's dominant, and historically monopoly controlled, market share of local services. The development of switched local services competition, however, is in its early stages, and the Company believes that CLECs currently serve fewer than 5% of the total business lines in the United States.

    The Company's targeted customer base within the national telecommunications market is small to medium-sized businesses, generally those businesses with fewer than 50 access lines. Based on consultants' reports, the Company estimates that as of year end 1996, there were approximately 170 million access lines nationwide, including approximately 55 million business lines.

    The Company develops and operates high capacity, fiber optic networks with broad market coverage in a growing number of markets across the United States. In its switched local service markets, the Company offers its customers a bundled package of local and long distance services and also offers dedicated transmission and competitive access services to long distance carriers and end users. In addition, NEXTLINK offers a variety of interactive voice response ("IVR") products, which are non-network-based enhanced communications services offered to customers nationwide.

    The Company is one of two 50% owners of NEXTBAND Communications, L.L.C. ("NEXTBAND"), which was the successful bidder in 42 markets covering approximately 105 million POPs, or persons located within the licensed areas, in the FCC's recently concluded LMDS spectrum auctions. LMDS is a newly authorized fixed broadband point-to-multipoint service which the license holder may deploy for wireless local loop telephone service, high-speed data transfer and video broadcasting service, in any combination. Two LMDS licenses are available in each of the nation's 493 Basic Trading Areas ("BTAs"); a 1,150 MHz block A license and a 150 MHz block B license.

    At the conclusion of the LMDS auctions on March 25, 1998, NEXTBAND was the high bidder in 13 block A markets, including Los Angeles, Seattle-Tacoma, Sacramento, Portland (OR), Louisville and Birmingham and 29 block B markets, including New York, Chicago, San Francisco, Washington (DC), Detroit, Boston, Atlanta, Minneapolis-St. Paul and St. Louis. NEXTBAND's total bid in the LMDS auctions was $134.7 million, for an average price per POP of $1.285. NEXTLINK and Nextel Communications, Inc. ("Nextel"), a nationwide provider of wireless telephone services and the co-owner of NEXTBAND, are developing a strategy to implement LMDS technology as a cost-effective enhancement to their respective businesses.

    The Company currently operates 17 facilities-based networks providing switched local and long distance services in 31 markets in eight states. The Company anticipates developing additional new markets during 1998 which, together with its existing markets, are expected to have a total of approximately 15 million addressable business lines by the end of 1998. The Company's goal is to add or expand markets to increase its addressable business lines for markets in service or under development to approximately 21 million by the end of 1999.

    The Company's goal of targeting 15 million addressable business lines by year-end 1998 represents a 36% increase over the Company's previous objective. The Company has increased its line targets based principally on three factors: initial success in establishing networks and launching services in major metropolitan markets including Los Angeles, Chicago and Philadelphia; the Company's significant growth in the sale and installation of access lines throughout all markets; and the Company's review of several potential target markets, which underlined the significant market opportunity available for NEXTLINK in those markets.

    NEXTLINK is pursuing its targeted customer base in markets of all sizes. In larger markets, the Company has operational networks in Los Angeles, Chicago and the San Francisco Bay Area, and networks under development in New York City and Atlanta. The Company also has operational networks in medium-sized markets such as Las Vegas and Nashville as well as smaller markets that have been clustered in Orange County, California and central Pennsylvania. The Company will enter large markets on a stand-alone basis where it is economically attractive to do so and where competitive and other market factors warrant such entry. The Company also considers pursuing smaller markets where it can extend or cluster an existing network with relatively little incremental capital. The Company anticipates that the addressable business lines in the larger markets that it is currently operating and developing will represent the majority of the Company's addressable business lines by year end 1998 and 1999.

    NEXTLINK has experienced significant growth in its customer base. NEXTLINK's customer access lines in service have increased from 11,256 access lines at March 31, 1997 to 50,131 access lines at December 31, 1997, and 72,834 as of March 31, 1998. This growth is attributable to both new network launches as well as significant increases in growth rates in those markets where the Company launched service in 1996. For markets launched in 1996, the Company has increased its access lines in service by 227%, from 11,140 to 36,454 at March 31, 1997 and 1998, respectively, representing 41% of the Company's overall increase in access lines in service over the respective periods. The Company has also improved the quarterly rate of access line additions from 2,745 in the first quarter of 1997 to 22,703 in the first quarter of 1998. Approximately 26% of the increase in total quarterly installations was driven by an increase in quarterly installations in those markets launched in 1996, where installations increased from 2,629 in the first quarter 1997 to 7,727 in the first quarter of 1998.

    NEXTLINK believes that a critical factor in the successful implementation of its strategy is the quality of its management team and their extensive experience in the telecommunications industry. The Company has built a management team that it believes is well suited to challenge the dominance of the ILECs in the local exchange market: Craig O. McCaw, the Company's founder and largest and controlling shareholder; Steven W. Hooper, the Company's Chairman of the Board; Wayne M. Perry, the Company's Vice Chairman and Chief Executive Officer; James F. Voelker, the Company's President; and George
M. Tronsrue III, the Company's Chief Operating Officer. Each has 15 or more years of experience in leading companies in competitive segments of the telecommunications industry. In addition, the presidents of the Company's operating subsidiaries and the Company's senior officers have an average of 14 years of experience in the telecommunications industry. Mr. Hooper and Mr. Perry were members of the senior management team at McCaw Cellular Communications, Inc. ("McCaw Cellular") during the years in which it became the nation's largest cellular telephone company. Following McCaw Cellular's sale to AT&T Corp. in 1994, Messrs. Perry and Hooper were Vice Chairman and Chief Executive Officer, respectively, of AT&T Wireless Services, Inc.

BUSINESS STRATEGY

    The Company has built an end user-focused, locally oriented organization dedicated to providing switched local and long distance telephone service at competitive prices to small and medium-sized businesses. The key components of the Company's strategy to become a leading provider of competitive telecommunications services and maximize penetration of its targeted customer base are:

        PROVIDE INTEGRATED TELECOMMUNICATIONS SERVICES TO SMALL AND MEDIUM-SIZED BUSINESSES. The Company primarily focuses its sales efforts for switched local and long distance services on small and medium-sized businesses and professional groups, those businesses having fewer than 50 business lines. The Company's market research indicates that these customers prefer a single source for all of their telecommunications requirements, including products, billing, installation, maintenance and customer service. The Company has chosen to focus on this segment based on its expectations that higher gross margins will generally be available on services provided to these customers as compared with larger businesses, and that ILECs may be less likely to apply significant resources towards retaining these customers. The Company expects to attract and retain these customers through a direct sales effort by offering: (i) bundled local and long distance services, as well as the Company's enhanced communications services; (ii) up to a 10% to 15% discount to comparable pricing by the ILEC as well as promotional discounts, depending on the individual market; and (iii) responsive customer service and account management provided on a local level.

        FOSTER DECENTRALIZED LOCAL MANAGEMENT AND CONTROL. The Company believes that its success is enhanced by building locally based management teams that are responsible for the Company's success in each of their operational markets. The Company has recruited experienced entrepreneurs and industry executives as presidents of each of the Company's operating subsidiaries, many of whom have previously built and led their own start-up telecommunications businesses. The local presidents and their teams are charged with achieving growth objectives in their respective markets and have decision making authority in key operating areas, including customer care, network growth and building connectivity, and managing the relationship and provisioning efforts with the ILEC. The Company has established an incentive based compensation policy for these management teams that is based upon the achievement of targeted growth and operational objectives. The Company believes that this local management focus will provide a critical competitive edge in customer acquisition and retention in each market.

        FURTHER DEVELOP EFFECTIVE DIRECT SALES AND CUSTOMER CARE
    ORGANIZATIONS. NEXTLINK is building a highly motivated and experienced direct sales force and customer care organization that is designed to establish a direct and personal relationship with its customers. The Company has expanded its sales force from 223 salespeople at year end 1997 to 239 salespeople at March 31, 1998. The Company expects to further increase its sales force to approximately 350 salespeople by year end 1998. Salespeople are given incentives through a commission structure that targets approximately 40% of a salesperson's compensation to be based on performance. To ensure customer satisfaction, each customer will have a single point of contact for customer care who is responsible for solving problems and responding to customer inquiries. The Company employed 157 personnel in its customer care organization at March 31, 1998. The Company expects to further increase its customer care organization to approximately 275 customer care employees by year end 1998.

        CONTINUOUSLY IMPROVE PROVISIONING PROCESSES TO ACCELERATE REVENUE GROWTH. The Company believes that a significant ongoing challenge for CLECs will be to continuously improve provisioning systems, which include the complex process of transitioning ILEC customers to the Company's network. Accordingly, the Company will continue to identify and focus, as a key competitive strategy, on implementing best provisioning practices in each of its markets that will provide for rapid and seamless transitions of customers from the ILEC to the Company. To support the provisioning of its services, the Company has begun the long-term development and implementation of a comprehensive information technology platform geared toward delivering information and automated ordering and provisioning capability directly to the end-user as well as to the Company's internal staff. The Company believes that these practices and its comprehensive information technology platform, as developed, will provide the Company with a long-term competitive advantage and allow it to more rapidly implement switched local services in its markets and to shorten the time between the receipt of a customer order and the generation of revenues.

        DEVELOP HIGH CAPACITY FIBER OPTIC NETWORKS WITH BROAD MARKET
    COVERAGE. NEXTLINK designs its networks with a long-term view focusing on three key elements. First, the Company designs and builds its networks to provide extensive coverage of those areas where the density of business lines is highest and to enable the Company to provide direct connections to a high percentage of commercial buildings and ILEC central offices situated near the network. Over time, this broad coverage is expected to result in a higher proportion of traffic that is both originated and terminated on the Company's networks, which should provide higher long-term operating margins. Second, the Company constructs high capacity networks that utilize large fiber bundles capable of carrying high volumes of voice, data, video and Internet traffic as well as other high bandwidth services. This strategy should reduce potential "overbuild" costs and provide added network capacity as the Company adds high bandwidth services in the future. In Atlanta, Chicago, New York and Newark, New Jersey, the Company will utilize leased dark fiber and fiber capacity to launch facilities-based services and begin building a customer base in advance of completing construction of its own fiber optic network in these markets. Third, the Company employs a uniform technology platform based on Nortel DMS 500 switches, associated distribution technology and other common transmission technologies enabling the Company to (i) deploy features and functions quickly in all of its networks, (ii) expand switching capacity in a cost effective manner and
    (iii) lower maintenance costs through reduced training and spare parts requirements. The Company currently has 14 operational Nortel DMS 500 switches, including one installed switch at the Company's testing and network operations control center ("NEXTLAB"). For economic or strategic reasons, the Company may in the future elect to utilize other switch vendors and may also acquire and utilize non-Nortel switches in connection with acquisitions of other companies. The Company also utilizes unbundled loops from the ILEC to connect the Company's switch and network to end user buildings and is evaluating other alternatives for building connectivity, including wireless connections for the "last mile" of transport.

        CONTINUE MARKET EXPANSION. The Company's goal is to add or expand markets and market clusters to increase its addressable business lines to approximately 15 million by the end of 1998 and 21 million by the end of 1999. The Company anticipates continued expansion into new geographic areas, including additional large markets, as opportunities arise either through building new networks, acquiring existing networks or other telecommunications companies, or acquiring or leasing dark fiber and fiber capacity. NEXTLINK also believes that its strategy of operating its networks in clusters (i) offers substantial advantages including economies of scale in management, marketing, sales and network operations, (ii) enables the Company to capture a greater percentage of regional traffic and to develop regional pricing plans, because the Company believes that a significant level of traffic terminates within 300 miles of its origination and (iii) provides opportunities in smaller markets that are too small to develop on a stand alone basis.

        OFFER ENHANCED COMMUNICATIONS SERVICES. NEXTLINK offers customers value-added services such as the Company's IVR products that are not dependent on the Company's local facilities. The Company offers its enhanced communications services in all of its markets as well as in areas of planned network expansion. The Company believes these services increase its visibility in attracting local exchange customers when it operates networks in these markets.

        REDUCE COST AND ACCELERATE MARKET PENETRATION USING LMDS
    SPECTRUM. Through its ownership interest in NEXTBAND, the Company has access to LMDS spectrum in 42 markets covering 105 million POPs. The Company intends to use LMDS to create wireless local loops to accelerate and supplement its fiber network build-out in selected localities on a cost-effective basis. The Company believes, moreover, that the competitive force created by wireless local loops may exert downward pressure on unbundled local loop charges from the ILEC in certain markets, thus reducing the Company's operating costs.

FINANCING PLAN

    As of March 31, 1998, the Company had $1,070.7 million of unrestricted cash and investments to pursue its growth plan, and $1,461.6 million on a pro forma basis after giving effect to the April 1, 1998 sale of the Company's 9.45% Senior Discount Notes due 2008 (the "9.45% Notes"). The Company's current plan contemplates an aggressive expansion into a number of new markets throughout the United States. The Company may pursue various alternatives for achieving its growth strategy, including: additional network construction; additional leases of network capacity from third party providers; acquisitions of existing networks; and spectrum purchased during the recently concluded LMDS auction and associated facilities construction and deployment. The Company also anticipates that a substantial amount of additional capital expenditures will be made in 1999 and beyond. The funding for these expenditures is expected to be provided by existing cash balances, future vendor and/or credit facilities, future public or private sales of debt securities, future public or private sales of capital stock and joint ventures.

RECENT DEVELOPMENTS

    At its meeting of June 4, 1998, the Company's Board of Directors amended the Company's Bylaws to increase the size of the Board from nine to ten persons and appointed Gregory J. Parker to fill the new vacancy. Mr. Parker, who is 40 years old, has been a partner of the law firm of Seed, Mackall & Cole LLP since 1990, where his practice emphasizes financing, capital investment and real estate matters. From 1994 to 1997, he was Managing Partner of the firm. Mr. Parker also is a Vice President and the Chief Operating Officer of Ampersand Holdings, Inc., an investment management company and is the trustee of the Ampersand Telecom Trust ("Ampersand"). Ampersand owns 9,722,649 shares of the Company's Class B Common Stock, which represents 29% of the outstanding shares of Class B Common Stock, 18% of the total outstanding shares of the Company's common stock, and 27% of the total voting power the Company's outstanding common stock. The beneficiary of Ampersand is Mrs. Wendy P. McCaw.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

    The summary historical consolidated financial data presented below as of and for the years ended December 31, 1996 and 1997 are derived from and qualified by reference to the audited Consolidated Financial Statements of the Company included in the 1997 Form 10-KSB. The Company's Consolidated Financial Statements as of and for the years ended December 31, 1996 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorporated by reference herein. The summary historical consolidated financial data presented below as of March 31, 1998 and for the three-month periods ended March 31, 1997 and 1998, have been derived from the unaudited Interim Consolidated Financial Statements of the Company included in the 1998 Form 10-Q. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1998. The operating data presented below are derived from the Company's records. All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference herein. The Company's financial results for the years ended December 31, 1996 and 1997 and the three-month periods ended March 31, 1997 and 1998 include the results of ITC, which was acquired in December 1996, and Linkatel Pacific, L.P. ("Linkatel"), which was acquired in February 1997, from their respective dates of acquisition.

                                                                                                     THREE MONTHS ENDED MARCH
                                                                           YEAR ENDED DECEMBER 31,             31,
                                                                           ------------------------  ------------------------
                                                                              1996         1997         1997         1998
                                                                           -----------  -----------  -----------  -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue..................................................................  $    25,686  $    57,579  $    10,067  $    26,545
Costs and expenses:
  Operating..............................................................       25,094       54,031        9,904       24,550
  Selling, general and administrative....................................       31,353       75,732       13,274       31,957
  Deferred compensation..................................................        9,914        3,247          892          624
  Depreciation and amortization..........................................       10,340       27,190        4,406       10,183
                                                                           -----------  -----------  -----------  -----------
Loss from operations.....................................................      (51,015)    (102,621)     (18,409)     (40,769)
Interest income..........................................................       10,446       27,827        5,029       11,735
Interest expense.........................................................      (30,876)     (54,495)     (11,043)     (23,278)
                                                                           -----------  -----------  -----------  -----------
Loss before minority interests...........................................      (71,445)    (129,289)     (24,423)     (52,312)
Minority interests.......................................................          344          285           --           --
                                                                           -----------  -----------  -----------  -----------
Net loss.................................................................  $   (71,101) $  (129,004) $   (24,423) $   (52,312)
                                                                           -----------  -----------  -----------  -----------
                                                                           -----------  -----------  -----------  -----------
OTHER DATA:
Ratio of earnings to fixed charges(1)....................................           --           --           --           --
EBITDA(2)................................................................  $   (30,761) $   (72,184) $   (13,111) $   (29,962)
Summary Cash Flow Information:
  Net cash used in operating activities..................................      (40,563)     (94,495)     (14,123)     (24,215)
  Net cash used in investing activities..................................     (227,012)    (470,195)    (114,322)    (440,901)
  Net cash provided by financing activities..............................      343,032      876,957      273,572      514,069
Capital expenditures, including acquisitions of businesses (net of cash
  acquired) and investments in affiliates (3)............................       85,872      232,069       54,687       44,501

                                                                                                 AS OF MARCH 31, 1998
                                                                                               -------------------------
                                                                                                           AS ADJUSTED
                                                                          AS OF DECEMBER 31,               FOR THE SALE
                                                                         --------------------              OF THE 9.45%
                                                                           1996       1997      ACTUAL       NOTES(4)
                                                                         ---------  ---------  ---------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.......................  $ 124,520  $ 742,357  $1,070,710   $1,461,611
Pledged securities(5)..................................................    101,438     62,610     63,542        63,542
Working capital........................................................    137,227    741,685  1,010,352     1,401,253
Property and equipment, net............................................     97,784    253,653    298,752       298,752
Total assets...........................................................    390,683  1,217,153  1,762,585     2,162,586
Long-term debt and capital lease obligations, less current portion.....    356,262    757,640  1,090,052     1,490,053
Redeemable preferred stock, net of issuance costs......................         --    313,319    518,770       518,770
Equity units subject to redemption.....................................      4,950         --         --            --
Common stock subject to redemption.....................................         --      4,950      4,950         4,950
Total shareholders' equity (deficit)...................................    (18,654)    68,460      7,607         7,607

                                                               AS OF          AS OF        AS OF         AS OF          AS OF
                                                           DECEMBER 31,     MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                               1996           1997         1997          1997           1997
                                                          ---------------  -----------  -----------  -------------  -------------
OPERATING DATA(6):
Route miles(7)..........................................         1,080          1,355        1,595         1,757          1,897
Fiber miles(8)..........................................        66,046         90,378      117,464       124,399        133,224
On-net buildings connected(9)...........................           403            449          459           479            513
Switches installed(10)..................................             9             10           12            13             13
Access lines in service (11)............................         8,511         11,256       17,409        30,944         50,131
Employees...............................................           568            679          845         1,027          1,327

                                                             AS OF
                                                           MARCH 31,
                                                             1998
                                                          -----------
OPERATING DATA(6):
Route miles(7)..........................................       2,036
Fiber miles(8)..........................................     141,788
On-net buildings connected(9)...........................         571
Switches installed(10)..................................          14
Access lines in service (11)............................      72,834
Employees...............................................       1,499

------------------------------

 (1) For the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, earnings were insufficient to cover fixed charges during the periods presented by the amount of loss before minority interests of $71,445, $129,289, $24,423 and $52,312, respectively.

 (2) EBITDA consists of net loss before net interest expense, minority interests, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements.

 (3) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:

                                                             YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                                     31,                MARCH 31,
                                                             --------------------  --------------------
                                                               1996       1997       1997       1998
                                                             ---------  ---------  ---------  ---------
Cash expended..............................................  $  72,042  $ 210,545  $  54,687  $  44,501
Debt issued and assumed....................................      8,228      5,000         --         --
Equity issued..............................................      5,602     16,524         --         --
                                                             ---------  ---------  ---------  ---------
Total......................................................  $  85,872  $ 232,069  $  54,687  $  44,501
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

 (4) As adjusted to give effect to the net proceeds to the Company of the sale of the 9.45% Notes.

 (5) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on the Company's 12 1/2% Senior Notes due April 15, 2006.

 (6) The operating data for all periods include 100% of the statistics of the Las Vegas network, which the Company manages and in which the Company has a 40% membership interest.

 (7) Route miles refers to the number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.

 (8) Fiber miles refers to the number of route miles installed along a telecommunications path, multiplied by the Company's estimate of the number of fibers along that path.

 (9) Represents buildings physically connected to the Company's networks, excluding those connected by unbundled ILEC facilities. As of March 31, 1998, the Company had 6,518 buildings physically connected to its networks, including those buildings connected through unbundled ILEC facilities.

(10) All switch counts include two long distance switches acquired in the ITC acquisition. Switch counts as of June 30, 1997 and thereafter include the switch installed in NEXTLAB, the Company's testing facility. The Company installed two additional switches in May 1998.

(11) Represents the number of access lines in service, including those lines which are provided through resale of Centrex services, for which the Company is billing services. Access lines in service as of March 31, 1998 includes 1,811 access lines acquired with the Company's shared tenant services business.

                                  RISK FACTORS

    Prospective investors should consider carefully, together with the other information contained in this Offering Memorandum, the following factors:

NEGATIVE CASH FLOW AND OPERATING LOSSES; LIMITED HISTORY OF OPERATIONS

    The development of the Company's businesses and the installation and expansion of its networks require significant expenditures, a substantial portion of which must be made before any revenues may be realized. Certain of the expenditures are expensed as incurred, while certain other expenditures are capitalized. These expenditures, together with the associated early operating expenses, result in negative cash flow and operating losses until an adequate revenue base is established. There can be no assurance that an adequate revenue base will be established for any of the Company's networks. The Company's operations have resulted in net losses of $71.1 million and $129.0 million for the years ended December 31, 1996 and 1997, respectively. The Company will continue to incur significant expenditures in the future in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate positive cash flow in the future.

    The Company was formed in September 1994. A significant, but declining, portion of the Company's revenue for the years ended December 31, 1996 and 1997, was derived from the operations of the Company's IVR enhanced service offering, which operations were acquired by the Company in September 1995. Prospective investors, therefore, have limited historical financial information upon which to base an evaluation of the Company's performance in the business which will be its principal focus in the future. The Company has only recently commenced operations as a single source service provider of telecommunications services. Given the Company's limited operating history, there can be no assurance that it will be able to compete successfully in the telecommunications business and to generate positive cash flow in the future.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; SUBSTANTIAL INDEBTEDNESS

    Expansion of the Company's existing networks and services and the development and acquisition of new networks and services will require significant capital expenditures. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as and when attractive additional opportunities develop, the Company plans to make capital investments in its networks that might be required to pursue such opportunities. The Company expects to meet its additional capital needs with the proceeds from credit facilities and other borrowings, the proceeds from public or private sales of debt securities, the sale or issuance of equity securities and through joint ventures. There can be no assurance, however, that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable or that the Company's operations will produce positive cash flow in sufficient amounts to service its debt and to pay cash dividends on the Convertible Preferred Stock and the 14% Preferred Shares. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company expects to incur substantial additional indebtedness (including secured indebtedness) during the next few years to finance the acquisition, construction and expansion of networks, the potential acquisition of telecommunications companies, the acquisition of LMDS spectrum and the construction and deployment of associated facilities, the purchase of additional switches, the offering of switched local and long distance services, the introduction of other new service offerings and the development and implementation of a comprehensive information technology platform. As of March 31, 1998, after giving pro forma effect to the 9.45% Notes, the amount of total consolidated liabilities of the Company would have been approximately $1,631.3 million.

    The future funding requirements discussed above are based on the Company's current estimates. There can be no assurance that actual expenditures and funding requirements will not be significantly higher or lower.

HOLDING COMPANY STRUCTURE

    The Company is a holding company which derives substantially all of its revenues from its subsidiaries.

    The Company will be dependent upon payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of cash dividends and any cash redemption of the Convertible Preferred Stock. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient cash and may be subject to restrictive covenants in future debt agreements. The Company's subsidiaries are party to certain capital lease obligations and the Company may borrow funds at the subsidiary level in the future.

RISKS ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

    The expansion and development of the Company's operations (including the construction and acquisition of additional networks) will depend on, among other things, the Company's ability to assess markets, identify, finance and complete suitable acquisitions, design fiber optic network backbone routes, install fiber optic cable and facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, the Company has experienced rapid growth since its inception, and the Company believes that sustained growth places a strain on operational, human and financial resources. In order to manage its growth, NEXTLINK must continue to improve its operating and administrative systems including the continued development of effective systems relating to ordering, provisioning and billing for telecommunications services. NEXTLINK must also continue to attract and retain qualified managerial, professional and technical personnel. As a result, there can be no assurance that the Company will be able to implement and manage successfully its growth strategy. The Company's growth strategy also involves the following risks:

    QUALIFIED PERSONNEL. NEXTLINK believes that a critical component for its success will be the attraction and retention of qualified managerial, professional and technical personnel. To date, the Company has experienced significant competition in the attraction and retention of personnel that possess the skill sets that the Company is seeking. Although the Company has been successful in attracting and retaining qualified personnel, there can be no assurance that NEXTLINK will not experience a shortage of qualified personnel in the future.

    SWITCH AND EQUIPMENT INSTALLATION. An essential element of the Company's current strategy is the provision of switched local service. There can be no assurance that the installation of the required switches, fiber optic cable and associated electronics necessary to implement the Company's business plan will continue to be completed on time or that, during the testing of these switches and related equipment, the Company will not experience technological problems that cannot be resolved. The failure of the Company to install and operate successfully additional switches and other network equipment could have a material adverse effect upon the Company's ability to enter additional markets as a single source provider of telecommunications services.

    INTERCONNECTION AGREEMENTS. The Company has agreements or is currently negotiating agreements for the interconnection of its networks with the networks of the ILEC covering each market in which NEXTLINK either has or is constructing a network. NEXTLINK may be required to negotiate new, or renegotiate existing interconnection agreements as it enters new markets in the future. There can be no assurance that the Company will successfully negotiate such other agreements for interconnection with the ILEC or renewals of existing interconnection agreements. The failure to negotiate required interconnection agreements could have a material adverse effect upon the Company's ability to enter rapidly the telecommunications market as a single source provider of telecommunications services.

    ORDERING, PROVISIONING AND BILLING. The Company has developed processes and procedures and is working with external vendors, including the ILECs, in the implementation of customer orders for services, the provisioning, installation and delivery of such services and monthly billing for those services. In connection with its development of a comprehensive information technology platform, the Company is developing and implementing automated internal systems for processing customer orders and provisioning. Billing is provided by unaffiliated third-party vendors. The failure to develop effective internal processes and systems for these service elements or the failure of the Company's current vendors or the ILECs to deliver effectively ordering, provisioning (including establishing sufficient capacity and facilities on the ILECs' networks to service the Company) and billing services could have a material adverse effect upon the Company's ability to achieve its growth strategy.

    PRODUCTS AND SERVICES. The Company expects to continue to enhance its systems in order to offer its customers switched local services and other enhanced products and services in all of its networks as quickly as practicable and as permitted by applicable regulations. The Company believes its ability to offer, market and sell these additional products and services will be important to the Company's ability to meet its long-term strategic growth objectives, but is dependent on the Company's ability to obtain the needed capital, additional favorable regulatory developments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to obtain such capital or that such developments or acceptance will occur.

    ACQUISITIONS. The Company intends to use the net proceeds of the sale of the 1998 Securities to expand its networks and service offerings through internal development and acquisitions, which could be material. Such acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. There can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be on terms favorable to the Company or would be successfully integrated into the Company's operations.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

    In order to acquire and develop its networks the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and fiber capacity from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development, may affect the Company's ability to acquire or develop that network.

COMPETITION

    In each of the markets served by the Company's networks, the Company competes principally with the ILEC serving that area. ILECs are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILEC, including the Company.

    The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market place such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"), and from other CLECs, competitive access providers ("CAPs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. In addition, a continuing trend toward combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors. The Telecom Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as the Company, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecom Act are implemented and enforced could have a material adverse effect on the Company's ability to successfully compete against ILECs and other telecommunications service providers. The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business. Many of the Company's current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company.

    The Company also competes with long distance carriers in the provision of long distance services. Although the long distance market is dominated by four major competitors, AT&T, MCI, Sprint and WorldCom, hundreds of other companies also compete in the long distance marketplace.

REGULATION

    The Company is subject to varying degrees of federal, state and local regulation. In each state in which the Company desires to offer its services, the Company is required to obtain authorization from the appropriate state commission. Although the Company has received such authorization for each of its operational markets, there can be no assurance that the Company will receive such authorization for markets to be launched in the future. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its wireline network facilities. Further, the FCC has determined that non-dominant carriers, such as the Company and its subsidiaries, are not required to file interstate tariffs for interstate access and domestic long distance service on an ongoing basis. On February 13, 1997, the United States Court of Appeals for the District of Columbia granted motions for a stay of the FCC detariffing order pending judicial review of that order. The result of this stay is that carriers must continue to file tariffs for interstate long distance services. The FCC requires the Company and its subsidiaries to file interstate tariffs on an ongoing basis for interstate and international interexchange traffic. The Company's subsidiaries that provide or will provide intrastate services are also generally subject to certification and tariff or price list filing requirements by state regulators. Although passage of the Telecom Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the Telecom Act provides incentives to the ILECs that are subsidiaries of Regional Bell Operating Companies ("RBOCs") to enter the long distance service market, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILEC.

    On July 2, 1997, SBC Communications Inc. ("SBC") and its local exchange carrier subsidiaries filed a lawsuit in the United States District Court for the Northern District of Texas challenging on Constitutional grounds the Telecom Act restrictions applicable to the RBOCs only. On December 31, 1997, the district court issued a decision holding that Sections 271 through 275, including the long distance entry provisions, of the Telecom Act are unconstitutional because they violate separation of powers principles and the bill of attainder provision of the U.S. Constitution. On February 11, 1998, the district court granted the CLECs' request for a stay of the December 31, 1997 decision pending appeal by the U.S. government and a number of other intervenors, to the United States Court of Appeals for the Fifth Circuit. That appeal is currently pending. If the stay is lifted, or if the Fifth Circuit upholds the district court's ruling, then the RBOCs would be free to enter the long distance market, providing additional competition to the Company's bundled service offering. In addition, the district court's ruling would eliminate the long distance entry incentives under the Telecom Act that were designed to promote interconnection between the ILEC and new competitors.

    The FCC has significant responsibility in the manner in which the Telecom Act will be implemented especially in the areas of universal service, access charges, numbering, number portability and price caps. The details of the rules adopted by the FCC will have a significant effect in determining the extent to which barriers to competition in local services are removed, as well as the time frame within which such barriers are eliminated. The FCC may also grant ILECs increased pricing flexibility to enable them to respond to competition for special access and private line services. To the extent such pricing flexibility is granted, the Company's ability to compete for certain services may be adversely affected.

    On July 18, 1997, the United States Court of Appeals for the Eighth Circuit overturned many of the rules the FCC had established pursuant to the Telecom Act governing the terms under which CLECs may, among other things, interconnect with ILECs, resell ILEC services, lease unbundled ILEC network elements and terminate traffic on ILEC networks. On October 14, 1997, the Eighth Circuit vacated the FCC's rule prohibiting ILECs from separating unbundled network elements that are already combined, except at the request of the CLECs. On January 22, 1998, the Eighth Circuit issued a writ of mandamus ordering the FCC to follow the Court's July 1997 decision in addressing certain pricing issues in the context of an RBOC's petition to enter the long distance market under the Telecom Act. These Eighth Circuit decisions substantially limit the FCC's jurisdiction and expands the state regulators' jurisdiction to set and enforce rules governing the development of local competition. As a result, it is more likely that the rules governing local competition will vary substantially from state to state. Most states, however, have already begun to establish rules for local competition that are consistent with the FCC rules overturned by the Eighth Circuit. If a patchwork of state regulations were to develop, it could increase the Company's costs of regulatory compliance and could make competitive entry in some markets more difficult and expensive than in others.

DEPENDENCE ON LARGE CUSTOMERS

    To date the Company has derived a substantial proportion of its revenues from certain large customers of its competitive access services and its IVR enhanced communication service offerings, the loss of one or more of which could have a material adverse effect on the Company's operating results. The Company's 10 largest customers accounted for approximately 51%, 25% and 20% of the Company's revenues in 1996, 1997 and for the three months ended March 31, 1998, respectively. The Company does not have long-term service contracts with most of these customers. The Company will continue to be dependent upon a small number of customers for a substantial portion of its revenues until such time, if any, as the Company generates substantial revenues from the provision of switched local and long distance communications services.

RAPID TECHNOLOGICAL CHANGES; LICENSES

    The telecommunications industry is subject to rapid and significant changes in technology. The effect on the Company of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, cannot be predicted. In addition, the Company from time to time receives requests to consider licensing certain patents held by third parties that may have bearing on its IVR services. The Company considers such requests on their merits, but has not to date entered into any such license agreements. Should the Company be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on the Company's results of operations.

RISK RELATED TO LMDS STRATEGY

    LMDS is a new service, and major telecommunications equipment manufacturers have yet to introduce infrastructure products for the LMDS frequency band. As a result, no wireless local loop systems are currently operating under LMDS, and implementation of such systems could be subject to unforeseen delays, costs and possible quality and implementation issues. Material aspects of the Company's LMDS implementation strategy, and its operating relationships with NEXTBAND and Nextel, are still being developed and defined, and there can be no assurance that the Company will develop and implement a successful and profitable LMDS strategy, or that implementation of its LMDS strategy will not involve substantial expense.

DEPENDENCE ON KEY PERSONNEL

    The Company's businesses are managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its ability to develop a large and sophisticated sales force and its ability to attract and retain highly skilled and qualified personnel. Most of the executive officers of the Company, including the presidents of its operating subsidiaries, do not have employment agreements. Although the Company has been successful in attracting and retaining qualified personnel, there can be no assurance that NEXTLINK will not experience a shortage of qualified personnel in the future.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    As a result of the significant expenses associated with the expansion and development of its networks and services and the variability of the level of revenues generated through sales of NEXTLINK's IVR enhanced communications services, the Company anticipates that its operating results could vary significantly from period to period.

CONTROL BY CRAIG O. MCCAW; POTENTIAL CONFLICTS OF INTEREST

    Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, L.L.C., a Washington limited liability company ("Eagle River"), controls approximately 54% of the Company's total voting power. As a result, Mr. McCaw has the ability to control the direction and future operations of the Company. Mr. McCaw is not an executive officer of the Company and, in addition to his investment in the Company through Eagle River, Mr. McCaw has significant investments in other communications companies, including Nextel Communications, Inc., Teledesic Corporation and Cable Plus Inc., some of which could compete with the Company as a single source provider of telecommunications services or act as a supplier to the Company of certain telecommunications services. The Company does not have a noncompetition agreement with either Mr. McCaw or Eagle River. Mr. McCaw is not bound by any contractual restrictions against future sales of the Company's common stock.

ABSENCE OF A PUBLIC MARKET FOR THE CONVERTIBLE PREFERRED STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    There is currently no public market for the Convertible Preferred Stock, and there can be no assurance that an active trading market for the Convertible Preferred Stock will develop or be sustained. There can be no assurance that future market price for the Convertible Preferred Stock will equal or exceed the current price. The market prices of securities of growth companies similar to the Company have historically been highly volatile. Future announcements concerning the Company or its competitors, including quarterly results, technological innovations, services or government legislation or regulation, may have a significant effect on the market price of the Convertible Preferred Stock or the Class A Common Stock. See "Plan of Distribution."

SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Convertible Preferred Stock or the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class a Common Stock (including shares issued upon the exercise of outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices of the Convertible Preferred Stock and the Class A Common Stock into which the Covnertible Preferred Stock is convertible.

    None of the Company's shareholders, including officers and directors, has been restricted in connection with the plan of distribution contemplated by this Prospectus from offering or selling shares of Common Stock.

    The Company has filed registration statements on Form S-8 (File Nos. 333-25907 and 383-51987) to register under the Securities Act 4,413,360 and 5,441,331 shares, respectively, of Class A Common Stock reserved for issuance or sale under the Company's Stock Option Plan. In addition, the Company has filed a registration statement and Form S-8 (File No. 333-57393) to register under the Securities Act. 3,000,000 shares of Class A Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan.

    In addition, the Company has granted certain holders of its capital stock rights to require the registration for sale of such capital stock under the Securities Act. See "Description of Capital Stock-- Registration Rights Agreement."

RISKS REGARDING FORWARD LOOKING STATEMENTS

    The statements contained in this Prospectus and in prior filings by the Company with the Securities and Exchange Commission which are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to build and acquire networks in new areas, its anticipation of revenues from designated markets, and statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its services to current and new customers, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, design and construct LMDS systems and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated; expressed or implied, in such forward-looking statements.

                                  THE COMPANY

    NEXTLINK Communications, Inc. is a corporation organized under the laws of the State of Delaware. NEXTLINK Communications, L.L.C., was organized on September 16, 1994 to provide local facilities-based telecommunications services with a focus on delivering switched services to commercial customers. On January 31, 1997, NEXTLINK Communications, L.L.C. was merged with and into NEXTLINK Communications (Washington), Inc. On June 4, 1998, NEXTLINK Communications (Washington), Inc. merged with and into what is now NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK" or the "Company"). The principal executive offices of the Company are located at 500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004. The telephone number is (425) 519-8900.

                                USE OF PROCEEDS


    The net proceeds of this offering will be received directly by each Selling Stockholder. No proceeds will be received by the Company from the sale of the Convertible Preferred Stock offered hereby.


                              SELLING STOCKHOLDERS


    The following table sets forth the name of each Selling Stockholder and the number of shares of Convertible Preferred Stock offered by each. The number of shares of Convertible Preferred Stock that may be actually sold by each Selling Stockholder will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Convertible Preferred Stock and the Class A Common Stock. Because each of the Selling Stockholders may offer all, some or none of the Convertible Preferred Stock, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of shares of Convertible Preferred Stock that will be held by each of the Selling Stockholders upon or prior to termination of this offering.

    The table below sets forth as of July 23, 1998 the number of the shares of Convertible Preferred Stock owned by each of the Selling Stockholders. No Selling Stockholder has, within the past three years, had a material relationship with the Company or its predecessors or affiliates.



                                                                                SHARES OF
                                                                               CONVERTIBLE
SELLING STOCKHOLDER                                                          PREFERRED STOCK
-------------------------------------------------------------------------  -------------------
Fidelity Advisor SeriesII:Fidelity Advisor High Yield Fund...............         240,000
General Motors Employees Domestic Group Trust............................         177,000
JP Morgan & Co. Incorporated.............................................         140,000
HBK Offshore Fund Ltd....................................................         115,150
Goldman, Sachs & Co......................................................         115,000
Hare & Co.(Bank of New York-Lord Abbett Bond
  Debenture Fund Account)................................................         100,000
Allstate Insurance Company...............................................         100,000
Bond Fund Series-Oppenheimer Convertible Securities Fund 100,000
  Aim Balanced Fund......................................................          85,000
Van Campen American Capital Harbor Fund..................................          83,900
Morgan Stanley Dean Witter Convertible Securities Trust .................          80,000
Oppenheimer Total Return Fund, Inc.......................................          80,000
KA Management Ltd/Hedge Fund.............................................          76,045
Deutsche Bank A.G........................................................          75,000
Tribeca Investments, L.L.C...............................................          75,000
NationsBanc Montgomery Securities LLC....................................          70,000
Smith Barney Inc.........................................................          64,500
HBK Cayman L.P...........................................................          53,850
Stark International......................................................          50,000
Delaware State Employee's Retirement Fund................................          43,500
Bank of America Pension Plan.............................................          40,000
Commonwealth Life Insurance Company......................................          40,000
Duckbill & Co............................................................          40,000
Northwestern Mutual Life Insurance Company...............................          40,000
IFTCO-Nominee Name for The Prudential Series Fund, Inc.,
  High Yield Bond Portfolio..............................................          39,500
OCM Convertible Trust....................................................          39,200
KA Trading LP............................................................          37,455
Chrysler Corporation Master Retirement Trust.............................          37,400
State of Connecticut Combined Investment Funds...........................          34,100
Black Diamond Ltd........................................................          29,585
Van Campen American Capital Utility Fund.................................          26,800
Black Diamond Partners, L.P..............................................          26,335
R2 Investments, LDC......................................................          25,000
Vanguard Convertible Securities Fund, Inc................................          24,700
Merrill Lynch Pierce Fenner and Smith Inc. Proprietary
  Trading Account........................................................          20,000
Deeprock & Co............................................................          20,000
Mainstay Convertible Fund Beneficial Purchaser...........................          15,000
Van Campen American Capital Convertible Securities Fund .................          14,300
Aim Global Utilities.....................................................          14,100
Thermo Electron Balanced Investment Fund.................................          13,000
Double Black Diamond Offshore LDC........................................          12,480

                                                                                SHARES OF
                                                                               CONVERTIBLE
SELLING STOCKHOLDER                                                          PREFERRED STOCK
-------------------------------------------------------------------------  -------------------
Declaration of Trust for the Defined Benefit Plans of ICI
  American Holdings Inc..................................................          11,000
Combined Insurance Company of America....................................          10,800
Associated Electric Gas & Insurance Services.............................          10,000
AFTRA Health Fund Beneficial Purchaser...................................          10,000
Millennium Trading Co., L.P..............................................          10,000
Sun America High Income Fund.............................................          10,000
Sun America Series Trust High Yield......................................          10,000
State Employees' Retirement Fund of the State of Delaware................           9,600
American Travelers Life Insurance Co.-Convertible........................           8,100
Capitol American Life Insurance Co.-Convertible..........................           8,100
The J.W. McConnell Family Foundation.....................................           7,000
Declaration of Trust for the Defined Benefit
  Plans of ZENECA Holdings Inc...........................................           7,000
Bankers Life and Casualty Insurance Co.-Convertible......................           6,900
Great American Reserve Insurance Co.-Convertible.........................           6,900
Third Avenue High Yield Fund.............................................           6,000
Worldwide Transactions Ltd...............................................           4,600
Hillside Capital Incorporated Corporate Account..........................           4,000
First Church of Christ, Scientist-Endowment..............................           3,500
Christian Science Trustees for Gifts and Endowments......................           3,000
Fidelity Advisor Series VII:Fidelity
  Advisor Strategic Income Fund..........................................           3,000
Orrington Investments Limited Partnership................................           3,000
Aim V.I. Global Utilities................................................           2,900
Highbridge Capital Corp..................................................           2,000
Orrington International Fund LTD.........................................           2,000
Oppenheimer MidCap Fund..................................................           1,800
Summer Hill Global Partners L.P..........................................           1,000
Shipsofficer & Co.-Nominee Name for Prudential
  Distressed Securities Fund.............................................             500

                                 CAPITALIZATION
                (Dollars in thousands, except per share amounts)

    The following table sets forth as of March 31, 1998, the actual capitalization of the Company and the capitalization of the Company as adjusted to reflect the sale of the Old Notes. This table should be read in conjunction with the Selected Consolidated Financial and Operating Data included elsewhere in this Prospectus and the Consolidated Financial Statements incorporated by reference herein.

                                                                                           AS OF MARCH 31, 1998
                                                                                        --------------------------
                                                                                                      AS ADJUSTED
                                                                                                      FOR THE SALE
                                                                                                      OF THE 9.45%
                                                                                           ACTUAL        NOTES
                                                                                        ------------  ------------
Cash, cash equivalents and marketable securities......................................  $  1,070,710  $  1,461,611
Pledged securities(1).................................................................        63,542        63,542
                                                                                        ------------  ------------
  Total...............................................................................  $  1,134,252  $  1,525,153
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Current portion of long-term obligations..............................................  $      1,775  $      1,775
Capital lease obligations, less current portion.......................................         5,724         5,724
12 1/2% Senior Notes due 2006.........................................................       350,000       350,000
9 5/8% Senior Notes due 2007..........................................................       400,000       400,000
9% Senior Notes due 2008..............................................................       334,323       334,323
9.45% Senior Discount Notes due 2008..................................................            --       400,001
                                                                                        ------------  ------------
  Total debt..........................................................................     1,091,822     1,491,823
                                                                                        ------------  ------------
Redeemable Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, net of issuance costs:
    14% Preferred Shares, 6,543,302 shares issued and outstanding.....................       324,870       324,870
    6 1/2% Cumulative Convertible Preferred Stock, 4,000,000 shares issued and
      outstanding.....................................................................       193,900       193,900
Common Stock, par value $.02 per share, 63,355 and 456,595 Class A and Class B shares
  issued and outstanding, subject to redemption by the Company(2).....................         4,950         4,950

Shareholders' equity:
  Common Stock, par value $.02 per share, stated at amounts paid in; Class A,
    110,334,000 shares authorized, 19,720,924 issued and outstanding; Class B,
    44,133,600 shares authorized, 33,286,882 shares issued and outstanding(3).........       334,067       334,067
  Deferred compensation...............................................................       (10,092)      (10,092)
  Accumulated deficit.................................................................      (316,368)     (316,368)
                                                                                        ------------  ------------
    Total shareholders' equity........................................................         7,607         7,607
                                                                                        ------------  ------------
    Total capitalization..............................................................  $  1,623,149  $  2,023,150
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

(1) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on the Company's 12 1/2% Senior Notes due April 15, 2006.

(2) The Company has provided to the holders of these shares an option to require the Company to repurchase such shares at $19.92 per share beginning in the fourth quarter of 1999. Such repurchase obligation terminated on May 25, 1998.

(3) Issued and outstanding does not include 5,687,277 and 654,858 shares of Class A Common Stock and Class B Common Stock, respectively, issuable upon exercise of outstanding options.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (Dollars in thousands)

    The selected historical consolidated financial data presented below as of and for the years ended December 31, 1996 and 1997 are derived from and qualified by reference to the audited Consolidated Financial Statements of the Company included in the 1997 Form 10-KSB. The Company's Consolidated Financial Statements as of and for the years ended December 31, 1996 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorporated by reference herein. The summary historical consolidated financial data presented below as of March 31, 1998 and for the three-month periods ended March 31, 1997 and 1998, have been derived from the unaudited Interim Consolidated Financial Statements of the Company included in the 1998 Form 10-Q. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation of the financial position and the results of operations for these periods. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1998. The operating data presented below are derived from the Company's records. All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference herein. The Company's financial results for the years ended December 31, 1996 and 1997 and the three-month periods ended March 31, 1997 and 1998 include the results of ITC, which was acquired in December 1996, and Linkatel Pacific, L.P. ("Linkatel"), which was acquired in February 1997, from their respective dates of acquisition.

                                                                            YEAR ENDED DECEMBER         THREE MONTHS
                                                                                    31,               ENDED MARCH 31,
                                                                           ----------------------  ----------------------
                                                                              1996        1997        1997        1998
                                                                           ----------  ----------  ----------  ----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue..................................................................  $   25,686  $   57,579  $   10,067  $   26,545
Costs and expenses:
  Operating..............................................................      25,094      54,031       9,904      24,550
  Selling, general and administrative....................................      31,353      75,732      13,274      31,957
  Deferred compensation..................................................       9,914       3,247         892         624
  Depreciation and amortization..........................................      10,340      27,190       4,406      10,183
                                                                           ----------  ----------  ----------  ----------
Loss from operations.....................................................     (51,015)   (102,621)    (18,409)    (40,769)
Interest income..........................................................      10,446      27,827       5,029      11,735
Interest expense.........................................................     (30,876)    (54,495)    (11,043)    (23,278)
                                                                           ----------  ----------  ----------  ----------
Loss before minority interests...........................................     (71,445)   (129,289)    (24,423)    (52,312)
Minority interests.......................................................         344         285          --          --
                                                                           ----------  ----------  ----------  ----------
Net loss.................................................................  $  (71,101) $ (129,004) $  (24,423) $  (52,312)
                                                                           ----------  ----------  ----------  ----------
                                                                           ----------  ----------  ----------  ----------
OTHER DATA:
Ratio of earnings to fixed charges(1)....................................          --          --          --          --
EBITDA(2)................................................................  $  (30,761) $  (72,184) $  (13,111) $  (29,962)
Summary Cash Flow Information:
  Net cash used in operating activities..................................     (40,563)    (94,495)    (14,123)    (24,215)
  Net cash used in investing activities..................................    (227,012)   (470,195)   (114,322)   (440,901)
  Net cash provided by financing activities..............................     343,032     876,957     273,572     514,069
Capital expenditures, including acquisitions of businesses (net of cash
  acquired) and investments in affiliates (3)............................      85,872     232,069      54,687      44,501

                                                                                          AS OF MARCH 31, 1998
                                                                                        -------------------------
                                                                                                    AS ADJUSTED
                                                                   AS OF DECEMBER 31,               FOR THE SALE
                                                                  --------------------              OF THE 9.45%
                                                                    1996       1997      ACTUAL       NOTES(4)
                                                                  ---------  ---------  ---------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities................  $ 124,520  $ 742,357  $1,070,710   $1,461,611
Pledged securities(5)...........................................    101,438     62,610     63,542        63,542
Working capital.................................................    137,227    741,685  1,010,352     1,401,253
Property and equipment, net.....................................     97,784    253,653    298,752       298,752
Total assets....................................................    390,683  1,217,153  1,762,585     2,162,586
Long-term debt and capital lease obligations, less current
  portion.......................................................    356,262    757,640  1,090,052     1,490,053
Redeemable preferred stock, net of issuance costs...............         --    313,319    518,770       518,770
Equity units subject to redemption..............................      4,950         --         --            --
Common stock subject to redemption..............................         --      4,950      4,950         4,950
Total shareholders' equity (deficit)............................    (18,654)    68,460      7,607         7,607

                                          AS OF          AS OF        AS OF         AS OF          AS OF         AS OF
                                      DECEMBER 31,     MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,    MARCH 31,
                                          1996           1997         1997          1997           1997          1998
                                     ---------------  -----------  -----------  -------------  -------------  -----------
OPERATING DATA(6):
Route miles(7).....................         1,080          1,355        1,595         1,757          1,897         2,036
Fiber miles(8).....................        66,046         90,378      117,464       124,399        133,224       141,788
On-net buildings connected(9)......           403            449          459           479            513           571
Switches installed(10).............             9             10           12            13             13            14
Access lines in service (11).......         8,511         11,256       17,409        30,944         50,131        72,834
Employees..........................           568            679          845         1,027          1,327         1,499

------------------------

(1) For the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, earnings were insufficient to cover fixed charges during the periods presented by the amount of loss before minority interests of $71,445, $129,289, $24,423 and $52,312, respectively.

(2) EBITDA consists of net loss before net interest expense, minority interests, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements.

(3) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:

                                                                   YEAR ENDED        THREE MONTHS ENDED
                                                                  DECEMBER 31,           MARCH 31,
                                                              --------------------  --------------------
                                                                1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------
Cash expended...............................................  $  72,042  $ 210,545  $  54,687  $  44,501
Debt issued and assumed.....................................      8,228      5,000         --         --
Equity issued...............................................      5,602     16,524         --         --
                                                              ---------  ---------  ---------  ---------
Total.......................................................  $  85,872  $ 232,069  $  54,687  $  44,501
                                                              ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------

(4) As adjusted to give effect to the net proceeds to the Company of the sale of the 9.45% Notes.

(5) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on the Company's 12 1/2% Senior Notes due April 15, 2006.

(6) The operating data for all periods include 100% of the statistics of the Las Vegas network, which the Company manages and in which the Company has a 40% membership interest.

(7) Route miles refers to the number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.

(8) Fiber miles refers to the number of route miles installed along a telecommunications path, multiplied by the Company's estimate of the number of fibers along that path.

(9) Represents buildings physically connected to the Company's networks, excluding those connected by unbundled ILEC facilities. As of March 31, 1998, the Company had 6,518 buildings physically connected to its networks, including those buildings connected through unbundled ILEC facilities.

(10) All switch counts include two long distance switches acquired in the ITC acquisition. Switch counts as of June 30, 1997 and thereafter include the switch installed in NEXTLAB, the Company's testing facility. The Company installed two additional switches in May 1998.

(11) Represents the number of access lines in service, including those lines which are provided through resale of Centrex services, for which the Company is billing services. Access lines in service as of March 31, 1998 includes 1,811 access lines acquired with the Company's shared tenant services business.

                   DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

    The summary contained herein of certain provisions of the Convertible Preferred Stock issued by the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Certificate of Designations of rights and preferences relating thereto ("Certificate of Designations"), a copy of which is included as an exhibit to the registration statement of which this Prospectus is a part. See "Definitions" below for the definitions of certain capitalized terms used herein.

GENERAL

    Pursuant to the Certificate of Designations, 4,600,000 shares of Convertible Preferred Stock with a liquidation preference of $50 per share (the "Liquidation Preference") have been authorized for issuance by the Company, 4,000,000 shares of which have been issued and are fully paid and non-assessable and the holders thereof do not have any subscription or preemptive rights in connection therewith.

RANKING

    The Convertible Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) senior to each other class of capital stock outstanding or established hereafter by the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Shares"); (ii) on a parity with each other class or series of preferred stock established hereafter by the Company the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"); and (iii) junior to the 14% Senior Exchangeable Redeemable Preferred Shares (the "14% Preferred Shares") and each other class or series of preferred stock established after the date hereof by the Company the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as the "Senior Shares").

    Other than as described below, the Company is not subject to any limitation on its ability to increase or decrease the number of its authorized shares or classes of its capital stock. The terms of the 14% Preferred Shares, however, limit the ability of the Company to issue shares of capital stock that are senior to or in parity with the 14% Preferred Shares. See "Description of Capital Stock--Preferred Stock."

DIVIDENDS

    Holders of the outstanding shares of Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at a rate of $3.25 per share per annum, or $0.8125 per share per quarter, payable quarterly. In the event that dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of Convertible Preferred Stock will be entitled to certain voting rights. See "--Voting Rights" below. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing on June 30, 1998, to holders of record on the March 15, June 15, September 15 and December 15 immediately preceding the relevant Dividend Payment Date. Dividends payable on the Convertible Preferred Stock for any period shorter than a quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed. The Indentures relating to the Company's outstanding indebtedness limit the Company's ability to pay cash dividends on its Capital Stock, including the Convertible Preferred Stock. See "Description of Certain Indebtedness."

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Shares for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Convertible Preferred Stock. If full dividends are not so paid, the Convertible Preferred Stock will share dividends PRO RATA with the Parity Shares. No dividends may be paid or set apart for such payment on Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) if full cumulative, accrued dividends have not been paid in full on the Convertible Preferred Stock. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record of shares of Convertible Preferred Stock on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any shares of Convertible Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Shares or Junior Shares, or any warrants, rights, calls or options to purchase any Parity Shares or Junior Shares, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Shares or Junior Shares or any such warrants, rights, calls or options, unless full cumulative, accrued dividends determined in accordance herewith on the Convertible Preferred Stock have been paid in full.

MANDATORY REDEMPTION

    The Convertible Preferred Stock is subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on March 31, 2010, at a price equal to 100% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the Convertible Preferred Stock.

OPTIONAL REDEMPTION

    The Convertible Preferred Stock is redeemable at the option of the Company at any time on or after April 16, 2006, in whole or in part, at a price equal to 100% of the liquidation preference thereof plus, without duplication, all accumulated and unpaid dividends to the date of redemption.

PROCEDURE FOR REDEMPTION

    On and after the redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Convertible Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest; PROVIDED, HOWEVER, that if a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the equal and ratable benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed then, at the close of business of the day on which such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be shareholders of the Company and shall be entitled only to receive the redemption price for such shares, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Convertible Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption at its registered address. Shares of Convertible Preferred Stock issued and reacquired will have the status of authorized but unissued preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of Convertible Preferred Stock must be in compliance with the Certificate of Designations.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of shares of Convertible Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to the shareholders, the liquidation preference of $50 per share of Convertible Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Shares, including without limitation, Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Convertible Preferred Stock and all other Parity Shares are not paid in full, the holders of the Convertible Preferred Stock and the Parity Shares will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

    The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock.

VOTING RIGHTS

    The holders of Convertible Preferred Stock, except as otherwise required under applicable law or as set forth below, are not entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Company.

    The Certificate of Designations provides that if (i) dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive); (ii) the Company fails to redeem the Convertible Preferred Stock on March 31, 2010 or fails otherwise to discharge any redemption obligation with respect to the Convertible Preferred Stock; (iii) a breach or violation of any of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Convertible Preferred Stock then outstanding; or (iv) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Company or any Subsidiary of the Company, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $15 million or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of a majority of the then outstanding shares of Convertible Preferred Stock, voting together with any outstanding Parity Shares separately as a single class, to elect the lesser of two directors and that number of directors constituting 25% of the members of such Board of Directors. Such voting rights will continue until such time as, in the case of a dividend default, all accumulated dividends in arrears on the Convertible Preferred Stock are paid in full and, in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Convertible Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (iv) above is referred to herein as a "Voting Rights Triggering Event." The voting rights provided herein shall be the holders' exclusive remedy at law or in equity.

    In addition to the provisions described above under "Ranking," the Certificate of Designations provides that the Company will not, without the approval of the holders of two-thirds of the shares of Convertible Preferred Stock then outstanding amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation (including the Certificate of Designations) or the bylaws of the Company so as to affect adversely the powers, preferences or rights of the holders of the Convertible Preferred Stock or reduce the time for any notice to which the holders of the Convertible Preferred Stock may be entitled. Subject to the provisions described above under "Ranking", the Certificate of Designations provides that an amendment of the Company's Certificate of Incorporation to authorize or create, or to increase the authorized amount, of Junior Shares, Parity Shares or Senior Shares shall not be deemed to affect adversely the powers, preferences or rights of the holders of the Convertible Preferred Stock. The above notwithstanding, the Company's Certificate of Incorporation may be amended (i) to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote thereon or
(ii) to authorize any other class or series of capital stock of the Company, regardless of the relative rights, preferences, qualifications, limitations or restrictions thereof, including an amendment to increase the authorized number of shares of Common Stock or Preferred Stock of the Company without the vote of the holders of shares of the Convertible Preferred Stock.

    Notwithstanding the foregoing, modifications and amendments of the terms of Certificate of Designations described below under "--Certain Covenants" may be made by the Company with the consent of the holders of a majority of the shares of Convertible Preferred Stock. The Certificate of Designations will provide that holders of Convertible Preferred Stock will not have voting rights with respect to mergers involving the Company, except as provided under "--Certain Covenants" below. In addition, the holders of a majority of the outstanding shares of Convertible Preferred Stock, on behalf of all holders of Convertible Preferred Stock, may waive compliance by the Company with the covenants described below under "--Certain Covenants" and may waive any past default of the provisions of the Certificate of Designations described below under "--Certain Covenants".

CONVERSION RIGHTS

    The Convertible Preferred Stock is convertible at the option of the holder, into shares of Class A Common Stock at any time, unless previously redeemed or repurchased, at a conversion rate of 1.145 shares of Class A Common Stock per share of the Convertible Preferred Stock (as adjusted pursuant to the provisions hereof, the "Conversion Rate") (subject to the adjustments described below). The right to convert a share of the Convertible Preferred Stock called for redemption will terminate at the close of business on the Redemption Date for such Convertible Preferred Stock. In addition, at any time from and after April 15, 2001, through and including April 15, 2006, the Company may elect to cause such conversion right to expire, upon not less than 30 nor more than 60 days' notice to the holders of shares of Convertible Preferred Stock, if the Closing Price of the Class A Common Stock exceeds 120% of the Implied Conversion Price for 20 Trading Days in any period of 30 consecutive Trading Days, including the last Trading Day of such period. "Implied Conversion Price" means the quotient obtained by dividing $50.00 by the Conversion Rate. Such conversion right shall expire only if the Company is current in the payment of dividends on the Convertible Preferred Stock at such expiration date.

    The right of conversion attaching to any shares of Convertible Preferred Stock may be exercised by the Holder thereof by delivering the shares to be converted to the office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the

Conversion Agent. The conversion date will be the date on which the shares of Convertible Preferred Stock and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Conversion Agent a certificate or certificates for the number of full shares of Class A Common Stock issuable upon conversion, with any fractional shares rounded up to full shares or, at the Company's option, payment in cash in lieu of any fraction of a share, based on the Closing Price of the Class A Common Stock on the Trading Day preceding the conversion date. Such certificate or certificates will be delivered by the Conversion Agent to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Transfer Agent. All shares of Class A Common Stock issuable upon conversion of the Convertible Preferred Stock will be fully paid and nonassessable and will rank PARI PASSU with the other shares of Class A Common Stock outstanding from time to time. Any shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on any Record Date to the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment of an amount equal to the dividends payable on such Dividend Payment Date on the shares of Convertible Preferred Stock being surrendered for conversion. In the case of any shares of Convertible Preferred Stock that have been converted after any Record Date but before the next Dividend Payment Date, dividends that are payable on such Dividend Payment Date will be payable on such Dividend Payment Date notwithstanding such conversion, and such dividends will be paid to the Holder of such shares of Convertible Preferred Stock on such Record Date. No other payment or adjustment for dividends, or for any dividends in respect of shares of Class A Common Stock, will be made upon conversion. Holders of Class A Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Class A Common Stock as of any record time before the close of business on the conversion date.

    With respect to any shares of Convertible Preferred Stock that are "restricted securities" on the conversion date, the shares of Class A Common Stock distributed upon conversion will be treated as "restricted securities," will bear a legend to such effect and will not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. All such shares will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of the Depositary. With respect to shares of Convertible Preferred Stock that are no longer "restricted securities" on a conversion date, either as a result of a resale of the Convertible Preferred Stock pursuant to the Shelf Registration Statement or otherwise, all shares of Class A Common Stock distributed upon conversion will be freely transferable without restriction under the Securities Act (other than by affiliates), and such shares will be eligible for receipt in global form through the facilities of the Depositary.

    Under current Federal law, a Holder delivering shares of Convertible Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Class A Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Class A Common Stock in a name other than that of the Holder of the shares of Convertible Preferred Stock. See "Certain United States Income Tax Considerations." Certificates representing shares of Class A Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

    The Conversion Rate is subject to adjustment in certain events, including, without duplication; (a) dividends (and other distributions) paid in shares of Common Stock, (b) subdivisions, combinations and reclassification of any shares of Common Stock, (c) the issuance to holders of Common Stock or other securities of rights, options or warrants entitling them to subscribe for or purchase any shares of Common Stock of the Company (the "Rights") at less than the then Current Market Price of Class A Common Stock (determined as of the record date for shareholders entitled to receive such other securities or rights, options or warrants), (d) distributions to holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, Rights and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding clause applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding clause applies) to holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer or other stock repurchase program by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then Current Market Price of the Class A Common Stock and the number of shares of Common Stock then outstanding at the date of such distribution) on the record date for such distribution and (f) the successful completion of a tender offer by the Company or any of its Subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer or other stock repurchase program by the Company or any of its Subsidiaries for Common Stock expiring within 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate number of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Certificate of Designations will provide that the Company may make voluntary increases in the Conversion Rate in addition to those required in the foregoing provisions, provided that each such increase is in effect for at least 20 calendar days. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate.

    Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Change in Control (as defined) occurs, then the Conversion Rate in effect will be adjusted immediately after such Change in Control as described below. In addition, in the event of a Common Stock Change in Control (as defined), each share of the Convertible Preferred Stock shall be convertible solely into common stock of the kind received by holders of Class A Common Stock as the result of such Common Stock Change in Control.

    A "Change in Control" shall be deemed to have occurred at such time as (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Company), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Company, (iv) neither Mr. Craig O. McCaw nor any person designated by him to the Company as acting on his behalf shall be a director of the Company or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was proposed by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    The term "Common Stock Change in Control" means any Change in Control in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Class A Common Stock consists of common stock of another company that for each of the 10 consecutive Trading Days referred to in the definition of "Applicable Price" below has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NASDAQ National Market; PROVIDED, HOWEVER, that a Change in Control shall not be a Common Stock Change in Control unless either (i) the Company continues to exist after the occurrence of such Change in Control and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding shares of Convertible Preferred Stock, or (ii) not later than the occurrence of such Change in Control, the outstanding shares of Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Company, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Convertible Preferred Stock.

    The term "Non-Stock Change in Control" means any Change in Control other than a Common Stock Change in Control.

    The term "Applicable Price" means (i) in the event of a Non-Stock Change in Control in which the holders of the Class A Common Stock receive only cash, the amount of cash received by the holder of one share of Class A Common Stock and
(ii) in the event of any other Non-Stock Change in Control or any Common Stock Change in Control, the average of the Closing Price for the Class A Common Stock during the 10 Trading Days prior to and including the record date for the determination of the holders of Class A Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Change in Control or Common Stock Change in Control or, if there is no such record date, the date upon which the holders of the Class A Common Stock shall have the right to receive such cash, securities, property or other assets or the date upon which such Non-Stock Change in Control is deemed to have occurred, as the case may be, in each case as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (a) through (f) of the fifth paragraph of this subsection.

    For purposes of calculating any adjustment to be made in the event of a Change in Control, immediately after such Change in Control:

        (i) in the case of a Non-Stock Change in Control, the Conversion Rate will thereupon become the higher of (A) the Conversion Rate in effect immediately prior to such Non-Stock Change in Control, but after giving effect to any other prior adjustments, and (B) a fraction, the numerator of which is the then-current deemed redemption price per share (I.E., 105.20% in year one declining ratably to par in year nine and beyond) and the denominator of which is the greater of the Applicable Price or the then applicable Reference Market Price; and

        (ii) in the case of a Common Stock Change in Control, the Conversion Rate in effect immediately prior to such Common Stock Change in Control, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such Conversion Rate by a fraction, of which the numerator will be the Applicable Price and the denominator will be the Purchaser Stock Price (as defined); PROVIDED, HOWEVER, that in the event of a Common Stock Change in Control in which (A) 100% of the value of the consideration received by a holder of Class A Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, with respect to any fractional interests) and (B) all the Class A Common Stock (other than shares of Class A Common Stock for which cash was paid pursuant to rights of dissent and appraisal) will have been exchanged for, converted into, or acquired for, common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Rate in effect immediately prior to such Common Stock Change in Control will thereupon be adjusted by multiplying such Conversion Rate by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Class A Common Stock as a result of such Common Stock Change in Control.

    The foregoing Conversion Rate adjustments in the event of a Non-Stock Change in Control will apply in situations where a Change in Control not involving a change in beneficial ownership of the Common Stock has occurred or where all or substantially all of the Common Stock is acquired in a transaction in which 50% or less of the value received by holders of Class A Common Stock consists of common stock that has been admitted for listing on a national securities exchange or quoted on the NASDAQ National Market. If the market price of the Class A Common Stock immediately prior to a Non-Stock Change in Control is lower than the Implied Conversion Price then in effect, the Conversion Rate will be adjusted as described in (i) above and the holders of the Convertible Preferred Stock will be entitled to receive the amount and kind of consideration that would have been received if the Convertible Preferred Stock had been converted into Class A Common Stock prior to the Non-Stock Change in Control after giving effect to such adjustment.

    The foregoing Conversion Rate adjustments in the event of a Common Stock Change in Control will apply in situations whereby more than 50% of the value received by holders of Class A Common Stock consists of common stock of another company that has been admitted for listing on a national securities exchange or quoted on the NASDAQ National Market, in which case the Convertible Preferred Stock will become convertible into shares of common stock of the other company. If consideration for the Class A Common Stock consists partly of common stock of another company and partly of other securities, cash or property, each share of Convertible Preferred Stock will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price) equals the value of the shares of Class A Common Stock into which such share of Convertible Preferred Stock was convertible immediately before the transaction (measured as described in the definition of Applicable Price). If consideration for Class A Common Stock is solely common stock of another company, each share of Convertible Preferred Stock will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Class A Common Stock into which such share of Convertible Preferred Stock was convertible immediately before such transaction.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Change in Control, the average of the per share Closing Prices for the common stock received as consideration in such Common Stock Change in Control for the 10 consecutive Trading Days prior to and including the record date for the determination of the holders of Class A Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Class A Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (a) through (f) of the fifth paragraph of this subsection; PROVIDED, HOWEVER, that no such Closing Prices exist, then the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Company.

    The term "Reference Market Price" shall initially mean $23.33 (which is an amount equal to 66 2/3% of the reported last sale price for the Class A Common Stock on the NASDAQ National Market on March 26, 1998), and in the event of any adjustment to the Conversion Rate other than as a result of a Change in Control, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Implied Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of $23.33 to the initial Implied Conversion Price of $43.67.

    Depending upon whether the Change in Control is a Non-Stock Change in Control or Common Stock Change in Control, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Change in Control, the holder has the right to convert each share of the Convertible Preferred Stock into the kind and amount of the shares of stock and other securities or property or assets receivable by a holder of the number of shares of Class A Common Stock issuable upon conversion of such share of the Convertible Preferred Stock immediately prior to such Non-Stock Change in Control, but after giving effect to the adjustment described above. However, in the event of a Common Stock Change in Control in which less than 100% of the value of the consideration received by a holder of Class A Common Stock is common stock of the acquiror or other third party, a holder of a share of Convertible Preferred Stock who converts a share following the Common Stock Change in Control will receive consideration in the form of such common stock only, whereas a holder who has converted his share prior to the Common Stock Change in Control will receive consideration in the form of common stock as well as any other securities or assets (which may include cash) receivable thereupon by a holder of the number of shares of Class A Common Stock issuable upon conversion of such share of Convertible Preferred Stock immediately prior to such Common Stock Change in Control.

    In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Class A Common Stock is converted into the right to receive other securities, cash or other property, each share of Convertible Preferred Stock then outstanding would, without the consent of any holders of Convertible Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of Class A Common Stock which would have been received by a holder immediately prior to such transaction if such holder had converted its share of Convertible Preferred Stock.

    The Company will provide to Holders of the Convertible Preferred Stock reasonable notice of any event that would result in an adjustment to the Conversion Rate pursuant to the foregoing paragraph so as to permit the Holders to effect a conversion of shares of Convertible Preferred Stock into shares of Common Stock prior to the occurrence of such event.

    If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the antidilution provisions of the Certificate of Designations, the number of shares into which the Convertible Preferred Stock is convertible is increased, such increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to Holders of the Convertible Preferred Stock. See "Certain U.S. Federal Income Tax Considerations--Adjustment of Conversion Price."

CERTAIN COVENANTS

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Certificate of Designations will provide that, without the affirmative vote of the holders of a majority of the issued and outstanding shares of Convertible Preferred Stock, voting or consenting as a separate class, the Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) either (1) the Company is the surviving or continuing Person and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding shares of Convertible Preferred Stock or (2) the shares of Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of Capital Stock of such successor, transferee or resulting Person having the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the shares of Convertible Preferred Stock had immediately prior to such transaction; (iii) immediately after giving pro forma effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (iv) the

Company has delivered to the transfer agent for the Convertible Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Certificate of Designations and that all conditions precedent in the Certificate of Designations relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    REPORTS. The Certificate of Designations will provide that the Company will provide to the holders of Convertible Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those that would have been required to appear in annual or quarterly reports, to be delivered to the holders of Convertible Preferred Stock.

BOOK-ENTRY, DELIVERY AND FORM

    The Convertible Preferred Stock will be issued in the form of a Global Share Certificate. The Global Share Certificate will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Share Certificate may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Share Certificate directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

    Shares of Convertible Preferred Stock that are issued as described below under "Certificated Convertible Preferred Stock" will be issued in definitive form. Upon the transfer of Convertible Preferred Stock in definitive form, such Convertible Preferred Stock will, unless the Global Share Certificate has previously been exchanged for Convertible Preferred Stock in definitive form, be exchanged for an interest in the Global Share Certificate representing the liquidation preference of Convertible Preferred Stock being transferred.

    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Share Certificate, the Depositary will credit, on its book-entry registration and transfer system, the liquidation preference of the Convertible Preferred Stock represented by such Global Share Certificate to the accounts of participants. Ownership of beneficial interests in the Global Share Certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Share Certificate will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary

(with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Share Certificate other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Share Certificate.

    So long as the Depositary, or its nominee, is the registered holder and owner of the Global Share Certificate, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Convertible Preferred Stock for all purposes of such Convertible Preferred Stock and the Certificate of Designations. Except as set forth below, owners of beneficial interests in the Global Share Certificate will not be entitled to have the Convertible Preferred Stock represented by the Global Share Certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated Convertible Preferred Stock in definitive form and will not be considered to be the owners or holders of any Convertible Preferred Stock under the Global Share Certificate. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Share Certificate desires to take any action that the Depositary, as the holder of the Global Share Certificate, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment in respect of dividends and redemption payments on Convertible Preferred Stock represented by the Global Share Certificate registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Share Certificate.

    The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of dividends and redemption payments on the Global Share Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the Global Share Certificate as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Share Certificate held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Share Certificate for any Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Share Certificate.

    Unless and until it is exchanged in whole or in part for certificated Convertible Preferred Stock in definitive form, the Global Share Certificate may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

    Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Share Certificate among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Transfer Agent nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED CONVERTIBLE PREFERRED STOCK

    The Convertible Preferred Stock represented by the Global Share Certificate is exchangeable for certificated Convertible Preferred Stock in definitive form of like tenor as such Convertible Preferred Stock if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Share Certificate and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or (ii) the Company in its discretion at any time determines not to have all of the Convertible Preferred Stock represented by the Global Share Certificate. Any Convertible Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Convertible Preferred Stock issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Share Certificate is not exchangeable, except for a Global Share Certificate of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Convertible Preferred Stock, to the provisions of such legend.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is the transfer agent and registrar for the Convertible Preferred Stock (the "Transfer Agent").

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Certificate of Designations provisions. Reference is made to the Certificate of Designations for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

    "Closing Price " means, with respect to the Class A Common Stock of the Company, for any day, the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of the Class A Common Stock as reported by the NASDAQ National Market, or, if the Class A Common Stock is not so reported, on the principal national securities exchange or inter-dealer quotation system on which the Class A Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system, the average of the closing bid and asked prices per share in the over-the-counter market as reported by the National Quotation Bureau or similar organization or as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

    "Current Market Price" per Junior Share or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of the Company, based on the most recently completed arm's-length transaction between Company and a person other than an Affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert (provided that, in the case of the calculation of Current Market Price for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of the Board of Directors of the Company, a reasonable determination, may be utilized) or (ii) (a) if the security is registered under the Exchange Act, the average of the daily market prices of the security for the 20 consecutive trading days immediately preceding such date, or (b) if the security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (ii) (a) and (ii) (b), as certified by the President, any Vice President or the Chief Financial Officer of the Company. The market price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Company,
(C) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each Business Day, designated by the Company, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are no bid and asked prices reported during the 30 days prior to the date in question, the Current Market Price shall be determined as if the securities were not registered under the Exchange Act.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or (e) any Permitted Interest Rate or Currency Protection Agreement shall be zero. In no event shall Debt include any liability for taxes.

    "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Convertible Preferred Stock; provided, however, that any Convertible Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Convertible Preferred Stock upon the occurrence of a Change of Control occurring prior to the mandatory redemption date of the Convertible Preferred Stock shall not constitute Disqualified Stock.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase of) such Debt or to purchase (or to advance or supply funds for the purchase of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and PROVIDED FURTHER, that the incurrence by a Restricted Subsidiary of the Company of a lien on real or personal property of such Restricted Subsidiary acquired, constructed or constituting improvements made after the Issue Date to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets, shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of the Company secured thereby; PROVIDED, HOWEVER, that (a) the net proceeds of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Lien; (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property; and (c) such Lien does not extend to or cover any property other than the property (or identifiable portions thereof) acquired, constructed or constituting improvements made with the proceeds of such Purchase Money Debt (it being understood and agreed that all Debt owed to any single lender or group of lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time).

    "Holder" means a holder of shares of the Convertible Preferred Stock.

    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing): PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; PROVIDED, FURTHER, HOWEVER, that the Company may elect to treat all or any portion of revolving credit debt of the Company or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to the Company or a Subsidiary, by furnishing notice thereof to the Trustee or the Transfer Agent, as applicable, and any borrowings or reborrowings by the Company or a Subsidiary under such commitment up to the amount of such commitment designated by the Company as Incurred shall not be deemed to be new Incurrences of Debt by the Company or such Subsidiary.

    "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

    "Issue Date" means the date on which the Convertible Preferred Stock is first issued and delivered.

    "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

    "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Company or of any Restricted Subsidiary of the Company (including, without limitation, Debt represented by Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Company or any Restricted Subsidiary of the Company or any Joint Venture of any Telecommunications Assets of the Company, any Restricted Subsidiary of the Company or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

    "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing agreement.

    "Restricted Subsidiary" of the Company means any Subsidiary, whether existing on or after the Issue Date.

    "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

    "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company, which determination shall be conclusive.

    "Trading Day" means (i) if the Common Stock is admitted to trading on the NASDAQ National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Common Stock is not so admitted for trading but is listed or admitted for trading on the American Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Common Stock is not listed or admitted for trading on any national securities exchange or admitted to trading on the NASDAQ National Market or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Class A Common Stock are available.

    "Unrestricted Subsidiary" means (1) any Subsidiary of the Company designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to certain covenants under the 12 1/2% Notes, the 9 5/8% Notes and the 9% Notes. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to certain covenants under the 12 1/2% Notes, the 9 5/8% Notes and the 9% Notes, as applicable.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain United States federal income tax considerations applicable to holders of the Convertible Preferred Stock resulting from their purchase, ownership and disposition. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department ("Treasury Regulations"), administrative rulings and pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to address all the United States federal income tax consequences that may be applicable to particular holders, including broker-dealers, traders in securities that elect to mark to market, investors liable for the alternative minimum tax, investors that hold Convertible Preferred Stock as part of a hedging or conversion transaction, certain insurance companies and tax-exempt organizations. In addition, except as provided below with respect to Non-U.S. Holders, this discussion is limited to U.S. persons who will hold the Convertible Preferred Stock and the Common Stock as a "capital asset." As used in the discussion which follows, the term "U.S. Holder" means any person or entity which is (a) a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any state thereof (including the District of Columbia) or (c) an estate or trust that is described in Section 7701(a)(30) of the Code, and a "Non-U.S. Holder" means any holder of the Convertible Preferred Stock and the Common Stock that is not a U.S. Holder.

    PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF CONVERTIBLE PREFERRED STOCK.

TAX CONSIDERATIONS FOR U.S. HOLDERS OF CONVERTIBLE PREFERRED STOCK

    DISTRIBUTIONS IN GENERAL

    Distributions with respect to the Convertible Preferred Stock will be treated as dividends (taxable as ordinary income) to the extent of the current and accumulated earnings and profits of the Company. To the extent that the amount of a distribution with respect to the Convertible Preferred Stock exceeds the current and accumulated earnings and profits of the Company, it will be treated first as a tax-free return of capital to the extent of the holder's basis in the Convertible Preferred Stock, and thereafter as capital gain from the sale of the Convertible Preferred Stock (taxable as described below under "--Sale, Redemption or Other Taxable Disposition of Convertible Preferred Stock").

    DIVIDENDS TO CORPORATE HOLDERS

    A U.S. Holder that is a corporation otherwise entitled to the dividends-received deduction will be entitled to that deduction (generally at a 70% rate) with respect to amounts treated as dividends on the Convertible Preferred Stock but will not be entitled to that deduction with respect to amounts treated as a return of capital or capital gain. In determining entitlement to the dividends-received deduction, corporate holders should also consider the applicable holding period requirements and the "debt-financed portfolio stock" limitations. In addition, corporate holders should consider the rules under Section 1059 of the Code that may reduce the holder's basis in the Convertible Preferred Stock by the amount of the dividends-received deduction (and require immediate gain recognition to the extent that the basis reduction would otherwise reduce the holder's basis in such stock below zero).

    RECEIPT OF COMMON STOCK UPON CONVERSION OF THE CONVERTIBLE PREFERRED STOCK

    Gain or loss will not be recognized by a holder upon the conversion of the Convertible Preferred Stock into Common Stock if no cash is received. A holder who receives cash in lieu of a fractional share of Common Stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption, which would be treated in the manner described under "--Sale, Redemption or other Taxable Disposition of the Convertible Preferred Stock." As discussed therein, a holder who cannot qualify for sale or exchange treatment under the rules applicable to redemptions will generally be taxable on the cash received in lieu of a fractional share as a distribution described in "--Distributions in General" above.

    Generally, a holder's basis in the Common Stock received upon the conversion of the Convertible Preferred Stock will equal the adjusted tax basis of the converted Convertible Preferred Stock (other than the portion of such Convertible Preferred Stock, the conversion of which resulted in the recognition of gain or loss due to the receipt of cash in lieu of fractional shares). The holding period of such Common Stock will include the holding period of the converted Convertible Preferred Stock.

    ADJUSTMENT OF CONVERSION PRICE IN RESPECT OF CONVERTIBLE PREFERRED STOCK

    Adjustments to the conversion price ratio in respect of the Convertible Preferred Stock to take into account a stock dividend or stock split will not be taxable. However, an adjustment to the conversion price ratio to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of Common Stock (an "Adjustment") may result in constructive distributions to the holders of the Convertible Preferred Stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of Common Stock which, if actually distributed to holders of Convertible Preferred Stock, would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of the Company as that produced by the Adjustment. The distribution would be treated in the manner described above under "-- Distributions in General" and "--Dividends to Corporate Holders."

    EXCESSIVE REDEMPTION PRICE

    Under Section 305 of the Code and Treasury Regulations authorized thereunder, if the redemption price of Convertible Preferred Stock exceeds its issue price (i.e., its fair market value at its date of original issue) by more than a DE MINIMIS amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distributions described above under "Distributions in General." A holder of such Convertible Preferred Stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield. It is anticipated that the mandatory redemption price of the Convertible Preferred Stock will not exceed its issue price by more than a DE MINIMIS amount.

    ACCRUED DIVIDENDS ON THE CONVERTIBLE PREFERRED STOCK

    Any unpaid dividends on the Convertible Preferred Stock will accrue and will be payable upon the optional or mandatory redemption of the Convertible Preferred Stock. The tax treatment of such accruing dividends ("Accrued Dividends") is not free from doubt. Under current law, it appears that Accrued Dividends would not be treated as having been received by holders of the Convertible Preferred Stock until such Accrued Dividends were actually paid in cash, at which time such amounts would be taxable for United States federal income tax purposes in the same manner as distributions described above under "Distributions in General." The Company intends to take this position and will report to the IRS on that basis.

    Prospective purchasers of Preferred Stock are urged to consult their own tax advisors as to the tax treatment of Accrued Dividends.

    SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION OF THE CONVERTIBLE PREFERRED
     STOCK

    Upon a sale or other taxable disposition a holder generally (except upon certain redemptions as discussed below) will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received upon such sale or other taxable disposition and (ii) the holder's adjusted tax basis in the Convertible Preferred Stock being disposed. Such gain or loss will be long-term capital gain or loss if the

Convertible Preferred Stock has been held by the holder for more than one year at the time of disposition. Capital gain on the sale or other taxable disposition of the Convertible Preferred Stock held by noncorporate taxpayers for (i) more than one year but not more than 18 months shall be subject to a maximum tax rate of 28 percent, and (ii) more than 18 months shall be subject to a maximum tax rate of 20 percent.

    A holder's initial tax basis in the Convertible Preferred Stock generally will be the price such holder paid for such Convertible Preferred Stock.

    Gain or loss recognized by a holder on a redemption of the Convertible Preferred Stock would be treated as a sale or exchange and therefore qualify for the treatment described above if, taking into account stock that is actually or constructively owned under the constructive ownership rules of Section 318 of the Code by such holder, either (i) the holder's interest in the stock of the Company is completely terminated as a result of the redemption, (ii) such holder's percentage ownership of the Company's voting stock immediately after the redemption is less than 80% of such holder's percentage ownership immediately before the redemption or (iii) the redemption is "not essentially equivalent to a dividend." Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event requires a "meaningful reduction" in such holder's equity interest in the Company. A holder of the Convertible Preferred Stock who sells some or all of the stock of the Company owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of the Company may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

    If none of the above conditions is satisfied to qualify for sale or exchange treatment, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder's tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under "--Distributions in General." In such case, the holder's basis in the redeemed the Convertible Preferred Stock would be transferred to the holder's remaining shares of the Company's stock (if any). If the holder does not retain any shares of the Company's stock, but dividend treatment arises because of the constructive ownership rules, such basis will be entirely lost to the holder.

    INFORMATION REPORTING AND BACKUP WITHHOLDING ON U.S. HOLDERS

    Information reporting and backup withholding may apply with respect to payments by the Company of dividends on the Convertible Preferred Stock and to certain payments of proceeds on the sale or redemption of the Convertible Preferred Stock. Such payments will be subject to backup withholding at a rate of 31 percent unless the beneficial owner of such security furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. In addition, if the Convertible Preferred Stock is sold to (or through) a "broker," the broker may be required to withhold 31 percent of the entire sales price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient.

    Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against the holder's United States federal income tax, which may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF CONVERTIBLE PREFERRED STOCK

    DIVIDENDS

    Dividends paid to a Non-U.S. Holder of Convertible Preferred Stock will be subject to withholding of United States Federal income tax at a 30% rate or such lower rate as may be provided by an income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident, unless (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and the Non-U.S. Holder provides the payor with proper documentation or (ii) if a tax treaty applies, are attributable to a United States permanent establishment maintained by the Non-U.S. Holder. In order to claim the benefit of an applicable tax treaty rate, a Non-U.S. Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Dividends that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are attributable to such a United States permanent establishment, are subject to United States Federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under current Treasury Regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty. However, in the case of dividends paid after December 31, 1998 (December 31, 1999 in the case of dividends paid to accounts in existence prior to December 31, 1998), a Non-U.S. Holder generally would be subject to United States withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption.

    A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS, provided that the required information is furnished to the IRS.

    See above "--Tax Considerations for U.S. Holders of Convertible Preferred Stock" for when distributions will be treated as dividends.

    GAIN ON DISPOSITION OF CONVERTIBLE PREFERRED STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other taxable disposition of Convertible Preferred Stock unless (i) (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holders, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Convertible Preferred Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates and former residents, or (iv) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or the period such Non-U.S. Holder held the Convertible Preferred Stock. If the Company currently is, or were to become, a U.S. real property holding corporation, gains realized upon a disposition of Convertible Preferred Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Convertible Preferred Stock during the shorter of the periods described above generally would not be subject to United States federal income tax so long as the Convertible Preferred Stock is "regularly traded" on an established securities market. The Company believes that it is not currently, and does not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes.

    If an individual Non-U.S. Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Convertible Preferred Stock are urged to consult their tax advisors as to the tax consequences of such sale.

    If a Non-U.S. Holder that is a foreign corporation falls under clause (i) of the first sentence above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

    No United States federal income tax will be imposed on a Non-U.S. Holder upon the conversion of the Convertible Preferred Stock into Common Stock if no cash is received. See "--Tax Considerations for U.S. Holders of Convertible Preferred Stock -- Receipt of Common Stock Upon Conversion of, the Convertible Preferred Stock."

    FEDERAL ESTATE TAX

    Convertible Preferred Stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be included the individual's gross estate for the United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Under Treasury Regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

    United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (i) dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or
(ii) under current law, dividends paid to a Non-U.S. Holder at an address outside of the United States. However, in the case of dividends paid after December 31, 1998 (December 31, 1999 in the case of dividends paid to accounts in existence prior to December 31, 1998), a Non-U.S. Holder generally would be subject to backup withholding at 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary.

    Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Convertible Preferred Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

    Payment by a United States office of a broker of the proceeds of a sale of Convertible Preferred Stock, or the proceeds of a redemption of Convertible Preferred Stock that are not treated as a dividend is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. Backup withholding and information reporting generally will not apply to payment of the proceeds of a sale effected at a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, (i) a U.S. person, (ii) a controlled foreign corporation (iii) a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, or (iv) with respect to payments made after December 31, 1998, a foreign partnership if at any time during its tax year 50% or more of its income or capital interests are held by United States persons or if at any time during its tax year it is engaged in the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other certification conditions are met, or (ii) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a United States person.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability, which may entitle such holder to a refund, provided the required information is furnished to the IRS.

    THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR PURCHASER OR HOLDER OF CONVERTIBLE PREFERRED STOCK IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. ACCORDINGLY, EACH PURCHASER OR HOLDER OF THE CONVERTIBLE PREFERRED STOCK SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OR HOLDER FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE PREFERRED STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of: (i) 154,467,600 shares of Common Stock, $.02 par value per share, which is divided into two classes, consisting of 110,334,000 shares of Class A Common Stock (19,167,899 shares outstanding as of December 31, 1997) and 44,133,600 shares of Class B Common Stock (33,746,573 shares outstanding as of December 31, 1997) (together, the "Common Stock"); and (ii) 25,000,000 shares of preferred stock, $.01 par value per share (the "Serial Preferred Stock"), of which 6,322,031 14% Preferred Shares, par value $.01 per share, are issued and outstanding as of December 31, 1997.

    The following summary of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and By-laws of the Company and the Certificate of Designations of rights and preferences relating to the 14% Preferred Shares ("Certificate of Designations") that are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law ("DGCL").

COMMON STOCK

    Except as outlined below, the Class A Common Stock and Class B Common Stock are identical in all respects. Each share of Class B Common Stock may be converted, at any time and at the option of the holder thereof, into one share of Class A Common Stock. The Class A Common Stock and the Class B Common Stock are entitled to vote on all matters which come before the shareholders, voting together as a single class. Each share of Class A Common Stock has one (1) vote and each share of Class B Common Stock has ten (10) votes on all matters on which holders of Common Stock are entitled to vote. Accordingly, holders of a majority of the shares of Class B Common Stock entitled to vote in any election of directors may elect all of the directors standing for election unless a Voting Rights Triggering Event has occurred. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Serial Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Serial Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights. All the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Serial Preferred Stock (including the Preferred Shares) that the Company may designate and issue in the future.

PREFERRED STOCK

    Under the terms of the Company's Certificate of Incorporation (the "Certificate"), the Board of Directors of the Company is authorized to issue the remaining shares of Serial Preferred Stock in one or more series without shareholder approval, subject to any limitations prescribed by law and those contained in the Certificate of Designations. Each series of Serial Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges, as shall be determined by the Board of Directors.

    The purpose of authorizing the Board of Directors to issue Serial Preferred Stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Serial Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

    The 14% Preferred Shares, with respect to dividend rights and rights on liquidation, winding-up and dissolution ranks (i) senior to each other class of capital stock, including the Convertible Preferred Stock and the Common Stock, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the 14% Preferred Share as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Shares"); (ii) subject to certain conditions, on a parity with each other class of preferred stock established hereafter by the Company the terms of which expressly provide that such class or series will rank on a parity with the 14% Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"); and (iii) subject to certain conditions, junior to each class of preferred stock established after the date hereof by the 14% Preferred Shares as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as the "Senior Shares"). The Company may not authorize any new class of Senior Shares without the approval of the holders of at least two-thirds of the 14% Preferred Shares then outstanding, voting or consenting as a separate class. In addition, the Company may not authorize or issue any Parity Shares (other than additional 14% Preferred Shares issued as dividends on the 14% Preferred Shares) without the approval of the holders of at least a majority of the 14 % Preferred Shares then outstanding , voting, or consenting as a separate class, if after giving effect to the issuance of such Parity Shares the aggregate liquidation preference of outstanding Parity Shares (other than the 14% Preferred Shares (other than the 14% Preferred Shares (including additional 14% Preferred Shares issued as dividends on the 14% Preferred Shares)) would exceed the sum of (x) $50 million and (y) the aggregate amount of gross proceeds received after the issue Date and on a prior to the date of issuance of such Parity Shares from the issuance of Junior Shares which are not redeemable on a prior to February 1, 2009, with certain exceptions.

    Holders of the outstanding 14% Preferred Shares will be entitled to receive, when as an if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the 14% Preferred Shares at a rate per annum equal to 14% of the liquidation preference per 14% Preferred Share payable quarterly.

    No dividends may be paid or set apart for the payment on Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) if full cumulative dividends have not been paid in full (or deemed paid) on the 14% Preferred Shares. So long as any 14% Preferred Shares are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Shares or Junior Shares, or any warrants, rights, calls or options to purchase any Parity Shares or Junior Shares, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Shares or Junior Shares or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith on the 14% Preferred Shares have been ;paid (or are deemed paid) in full. In addition, the certificate of designations of the 14% Preferred Shares restricts the Company's ability to incur certain additional indebtedness.

    Pursuant to the Equity Offering, the Company has issued the Convertible Preferred Stock, the terms of which are described in the "Description of Convertible Preferred Stock."

REGISTRATION RIGHTS AGREEMENTS

    Each share of the Company's Class B Common Stock is convertible at the option of the holder thereof, at any time, into one share of Class A Common Stock. The Company and the current holders of the Company's Class B Common Stock and the holders of options to purchase Class Common Stock have entered into a Registration Rights Agreement (the "Company Registration Rights Agreement"), which among other things, will provide that any time after a Qualifying IPO (as defined) and upon the request of holders of at least 4% of the outstanding Class B Common Stock that is subject to the Company Registration Agreement, the Company will register under the Securities Act any of the shares of Class A Common Stock currently held by, or in the future by, such holders, for sale in accordance with such holders' intended method of disposition thereof (a "Demand Registration"). The holders of the Class B Common Stock will have the right to request two Demand Registrations. The holders of the Class B Common Stock also have the right to include the shares of Class A Common Stock held by them in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of its shareholders. The holders' rights under the Company Registration Rights Agreement are not transferable. In addition, the holders of Class B Common Stock and options to purchase Class B Common Stock have agreed to pay their pro rata share of all costs and expenses incurred in connection with each registration of their respective shares of Common Stock.

    Pursuant to the terms of the Stock Purchase Agreement dated as of June 6, 1997 (the "Comidisco Agreement") between the Company and Comdisco, Inc. a Delaware corporation ("Comdisco"), the Company granted Comdisco certain registration rights with respect to shares of Class A Common Stock issuable to Comdisco from time to time in consideration of certain services provided by Comdisco pursuant to a Master Service Agreement dated June 6, 1997 (the "Master Service Agreement"). The Comdisco Agreement provides that Comdisco has unlimited "piggyback" registration rights with respect to any registration statement the Company purposes to file with the Commission to register any of its Common Stock, subject to certain reductions in the case of an underwritten offering to the extent the managing underwriter determines that inclusion of all or a portion of the shares to be included in such registration would adversely affect the marketability of the offering of the securities to be sold by the Company. If the Company has included shares in a registration statement pursuant to Comdisco's "piggyback" registration rights, the Company not file or cause to be effected any other registration of any equity securities or securities convertible into equity securities until a period of 120 days has elapsed from the date of effectiveness of such previous registration. Subject to minimum size requirements, Comdisco has agreed that in connection with any underwritten public offering of the Common Stock, it will not effect any public sale or distribution if its shares except in connection with a "piggyback" registration for a period of time requested by the managing underwriter, not to exceed 180 days. The Company has agreed to bear and pay all expenses incurred in connection with any registration, filing or qualification with respect to a "piggyback" registration.

    The Comdisco Agreement also provides that commencing on June 6, 2000, Comdisco has the option to require redemption of all, but not less than all, of the initial 176,534 shares issued to Comdisco pursuant to the Master Service Agreement at a purchase price of $26.06 per share, by giving notice to the Company within 180 days, subject to the right of the Company to suspend such right if redemption of such shares would violate any law applicable to the Company or cause any breach by the Company of any material contractual obligations in effect as of the date of he Comdisco Agreement. The expiration of such rights shall be extended for the period of time equal to the period of any such suspension. Comdisco's redemption right terminates upon the closing of a sale to the public of any class of equity security issued by the Company and will therefore terminate upon the consummation of the Stock Offering.

    Pursuant to the terms of the Merger Agreement dated as of July 28, 1997 (the "Chadwick Agreement") between the Company and R. Chadwick Paul, Jr. and John G. Englesson (the "Chadwick Shareholders") the Company granted the Chadwick Shareholders certain registration rights with respect to shares of Class A Common Stock to be issued to the Chadwick Shareholders as partial consideration for the merger of Chadwick into a wholly owned subsidiary of the Company. The Chadwick Agreement provides that the Chadwick Shareholders will have unlimited "piggyback" registration rights with respect to any registration statement the Company proposed to file with the Commission to register any of its Class A Common Stock, subject for a period of one year after the Closing Date (as defined therein), to certain reductions in the case of an underwritten offering to the extent the managing underwriter determines that inclusion of all or a portion of the shares to be included in such registration would adversely affect the marketability of the offering of the securities to be sold by the Company. If the Company has included shares in a registration statement pursuant to the Chadwick Shareholders' "piggyback" registration rights, the Company may not file or cause to be effected any other registration of any equity securities or securities convertible into equity securities until a period of 120 days has elapsed from the date of effectiveness of such previous registration. The Company also agreed not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for such securities during the seven days prior to and during the 90 day period beginning on the effective date of any registration statement effected pursuant to the Chadwick Shareholders' "piggyback" registration rights. Subject to minimum size requirements, the Chadwick Shareholders have agreed that in connection with any underwritten public offering of the Common Stock they will not effect any public sale or distribution of their shares except in connection with a "piggyback" registration for a period of time requested by the managing underwriter, not to exceed 180 days. The Company has agreed to bear and pay all expenses incurred in connection with any registration, filing or qualification with respect to a "piggyback" registration.

    Pursuant to the terms of an Exchange Agreement dated as of May 26, 1998 between the Company and Questar Infocomm, Inc, the Company granted Questar Infocomm certain registration rights with respect to 189,312 shares of Class B Common Stock issued to Questar Infocomm in consideration for its 10% interest in Nextlink Capital, L.L.C. Such agreement provides that the Chadwick Shareholders will have unlimited "piggyback" registration rights with respect to any registration statement the Company proposed to file with the Commission to registar any of its Class A Common Stock, subject for a period of one year after the Closing Date (as defined therein), to certain reductions in the case of an underwritten offering to the extent the managing underwriter determines that inclusion of all or a portion of the shares to be included in such registration would adversely affect the marketability of the offering of the securities to be sold by the Company. Subject to minimum size requirements, Questar Infocomm has agreed that in connection with any underwritten public offering of the Common Stock they will not effect any public sale or distribution of its shares except in connection with a "piggyback" registration for a period of time requested by the managing underwriter, not to exceed 180 days. The Company has agreed to bear and pay all expenses incurred in connection with any registration, filing or qualification with respect to a "piggyback" registration.

DIRECTOR AND OFFICER INDEMNIFICATION

    The Washington Business Corporation Act provides that a Washington corporation may include provisions in its articles of incorporation relieving each of its directors of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty except liability for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. The Company's Certificate include such provisions.

    The Company's Certificate and Bylaws provide that the Company shall , to the fullest extent permitted by the Washington Business Corporation Act, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors and officers, and may so indemnify and advance expenses to each of its current and former employees and agents. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

PROVISIONS AFFECTING ACQUISITIONS AND BUSINESS COMBINATIONS

    Except under certain circumstances, Section 203 of the DGCL prohibits a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder". Generally, an "interested stockholder" is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder,
(ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries,
(iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder, and (iv) receipt by the interested stockholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

    A business combination between a corporation and an interested stockholder is prohibited unless (i) prior to the date the person became an interested stockholder, the board of directors approves either the business combination or the transaction which results in the person becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    These restrictions placed on interested stockholders by Section 203 do not apply under certain circumstances, including, but not limited to, the following:
(i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or cretificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested stockholder at or prior to such adoption. The Company has not elected to take itself outside of the coverage of Section 203.

LISTING

    The Class A Common Stock has been qualified for inclusion in the Nasdaq National Market under the symbol "NXLK."

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is the transfer agent and registrar for the Class A Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DESCRIPTION OF THE 9% NOTES

    GENERAL. The Company issued $335 million of 9% Senior Notes Due 2008 pursuant to an Indenture among the Company and United States Trust Company of New York, as trustee. The 9% Notes have not been registered under the Securities Act. The Company has agreed to use its best efforts to exchange the 9% Notes for a new issue of 9% Senior Notes Due 2008 that will be registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9% Notes are limited in aggregate principal amount to $335 million and will mature on March 15, 2008. Interest on the 9% Notes accrues at 9% per annum and is payable semiannually in arrears on March 15 and September 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

    RANKING. The 9% Notes are unsecured senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior obligations of the Company, including the 9 5/8% Notes, the 12 1/2% Notes and the Notes and will rank senior in right of payment to all future subordinated obligations of the Company.

    REDEMPTION. The 9% Notes are not redeemable at the Company's option prior to March 15, 2003. Thereafter, the 9% Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     104.500%
2004..............................................................................     103.000%
2005..............................................................................     101.500%
2006 and thereafter...............................................................     100.000%

    In addition, at any time on or before March 15, 2003, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the 9% Notes with the net proceeds of a sale of common equity at a redemption price equal to 9% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 66 2/3% of the original aggregate principal amount of 9% Notes remains outstanding immediately after such redemption. Except in connection with a Change of Control or an Asset Sale (as defined in the indenture relating to the 9% Notes) of the Company is not required to make mandatory redemptions or sinking fund payments with respect to the 9% Notes.

    COVENANTS. The indenture relating to the 9% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9% Notes. The indenture relating to the 9% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness,
(iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

DESCRIPTION OF THE 9 5/8% NOTES

    GENERAL. The Company issued $400 million of 9 5/8% Senior Notes Due 2007 pursuant to an Indenture by and between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The 9 5/8% Notes have been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9 5/8% Notes are limited in aggregate principal amount to $400 million and will mature on October 1, 2007. Interest on the 9 5/8% Notes accrues at 9 5/8% per annum and is payable semiannually in arrears on April 1 and October 1 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

    RANKING. The 9 5/8% Notes are unsecured senior obligations of the Issuers, will rank PARI PASSU in right of payment with all existing and future senior obligations of the Issuers, including the 12 1/2% Notes, the 9.45% Notes and the Notes and will rank senior in right of payment to all future subordinated obligations of the Issuers.

    REDEMPTION. Generally, the 9 5/8% Notes are not redeemable at the Company's option prior to October 1, 2002. Thereafter, the 9 5/8% Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2002..................................................................................     104.813%
2003..................................................................................     103.208%
2004..................................................................................     101.604%
2005 and thereafter...................................................................     100.000%

    The Company may redeem up to 33 1/3% of the original aggregate principal amount of the 9 5/8% Notes prior to October 1, 2002 with the net proceeds of a sale of common equity received prior to October 1, 2000, at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $266.7 million of aggregate principal amount of 9 5/8% Notes remains outstanding immediately after such redemption. Except in connection with a Change of Control (as defined in the indenture relating to the 9 5/8% Notes) of the Company, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the 9 5/8% Notes.

    COVENANTS. The indenture relating to the 9 5/8% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9 5/8% Notes. The indenture relating to the 9 5/8% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9 5/8% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

DESCRIPTION OF THE 12 1/2% NOTES

    GENERAL. The Company and NEXTLINK Capital, Inc., a Washington corporation and a wholly owned subsidiary of the Company ("Capital" and, together with the Company, the "Issuers") issued $350 million of 12 1/2% Senior Notes Due April 15, 2006 pursuant to an Indenture among the Company, Capital and United States Trust Company of New York, as trustee (the "Trustee"). On September 6, 1996, the Company consummated an offer (the "Exchange Offer") to exchange such notes for $350 million of 12 1/2% Senior Notes Due April 15, 2006 that had been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 12 1/2% Notes are limited in aggregate principal amount to $350 million and will mature on April 15, 2006. Interest on the 12 1/2% Notes accrues at 12 1/2% per annum and is payable semiannually in arrears on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. At the closing of the offering, the Company used $117.7 million of the net proceeds of the offering of 12 1/2% Notes to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the "Pledged Securities"), to pledge as security for payment of interest on the 12 1/2% Notes through April 15, 1999 and, under certain circumstances, as security for repayment of the principal of the 12 1/2% Notes. Proceeds from the Pledged Securities may be used by the Company to make interest payments on the 12 1/2% Notes through April 15, 1999. The Pledged Securities are being held by the Trustee pending disbursement.

    RANKING. The 12 1/2% Notes are unsecured senior obligations of the Issuers, will rank PARI PASSU in right of payment with all existing and future senior obligations of the Issuers, including the 9 5/8% Notes, the 9.45% Notes and the Notes and will rank senior in right of payment to all future subordinated obligations of the Issuers.

    REDEMPTION. Generally, the 12 1/2% Notes are not redeemable at the Company's option prior to April 15, 2001. Thereafter, the 12 1/2% Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2001..................................................................................     106.250%
2002..................................................................................     104.167%
2003..................................................................................     102.083%
2004 and thereafter...................................................................     100.000%

    The Company may redeem up to 33 1/3% of the original aggregate principal amount of the 12 1/2% Notes prior to April 15, 2001 with the net proceeds of a sale of common equity received prior to April 15, 1999, at a redemption price equal to 112.50% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $175 million of aggregate principal amount of 12 1/2% Notes remains outstanding immediately after such redemption. Except in connection with a Change of Control (as defined in the indenture relating to the 12 1/2% Notes) of the Company, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the 12 1/2% Notes.

    COVENANTS. The indenture relating to the 12 1/2% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12 1/2% Notes. The indenture relating to the 12 1/2% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 12 1/2% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

DESCRIPTION OF THE 9.45% NOTES

    GENERAL. The Company issued $636,974,000 million principal amount at stated maturity of 9.45% Senior Notes Due 2008 pursuant to an Indenture among the Company and United States Trust Company of New York, as trustee (the "Trustee").

    PRINCIPAL, MATURITY AND INTEREST. The 9.45% Notes are limited to $636,974,000 million aggregate principal amount at stated maturity and will mature on April 15, 2008. The 9.45% Notes were issued at a discount from their principal amount to generate aggregate gross of proceeds of approximately $400.0 million. The 9.45% Notes accrete at a rate of 9.45% compounded semi-annually, to an aggregate principal amount of $636,974,000 by April 15, 2003. No interest will accrue on the 9.45% Notes prior to April 15, 2003. The 9.45% Notes bear interest at 9.45% per annum payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2003, accruing from April 15, 2003, or from the most recent interest payment date to which interest has been paid or provided.

    RANKING. The 9.45% Notes are unsecured senior obligations of the Company, rank PARI PASSU in right of payment with all existing and future senior obligations of the Company, including the 9 5/8% Notes, the 12 1/2% Notes and the 9% Notes and will rank senior in right of payment to all future subordinated obligations of the Company.

    REDEMPTION. The 9.45% Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after April 15, 2003 and prior to maturity in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the Redemption Date, if redeemed during the 12 month period beginning April 15 of the years indicated:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2003.............................................................................     104.725%
2004.............................................................................     103.150%
2005.............................................................................     101.575%
2006 and thereafter..............................................................     100.000%

(SectionSection 203, 1101, 1105 and 1107)

    The 9.45% Notes will be redeemable prior to April 15, 2003 only in the event that on or before April 15, 2001 the Company receives net proceeds from a sale of its common equity, in which case the Company may, at its option, use all or a portion of any such net proceeds to redeem the 9.45% Notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original principal amount of the 9.45% Notes, PROVIDED, HOWEVER, that at least 66 2/3% of the original aggregate principal amount of the 9.45% Notes remains outstanding after such redemption. Such redemption must occur on a redemption date within 90 days of such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of 9.45% Notes in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at a redemption price of 109.450% of the accreted value of the 9.45% Notes to but excluding the redemption date (subject to the right of Holders of record to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

    COVENANTS. The indenture relating to the 9.45% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9.45% Notes. The indenture relating to the 9.45% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9.45% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

                              PLAN OF DISTRIBUTION

    The Selling Stockholders may from time to time offer and sell the Convertible Preferred Stock or the Class A Common Stock at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 or otherwise. If the Convertible Preferred Stock or the Class A Common Stock is sold through brokers, customary brokerage commissions and charges are expected to be paid by the Selling Stockholders.
The Convertible Preferred Stock and the Class A Common Stock are being registered to permit public secondary trading of the Convertible Preferred
Stock and the Class A Common Stock from time to time after the date of this Prospectus. The Company will bear all expenses (other than selling commissions, underwriting discounts and fees and expenses of counsel to any Selling Stockholder) to the Selling Stockholders in connection with the registration and sale of the Convertible Preferred Stock and the Class A Common Stock. The Company is registering the Convertible Preferred Stock and the Class A Common Stock pursuant to or as required by the provisions of the agreements between the Company and Smith Barney Inc. and Goldman, Sachs & Co.

    The Selling Stockholders and any dealer, broker or other agent selling securities offered hereby for a Selling Shareholder or purchasing any such securities from a Selling Stockholder for purposes of resale may be deemed to be an underwriter under the Securities Act and any compensation received by the Selling Stockholder, dealer, broker or other agent may be deemed underwriting compensation. The amount of such compensation cannot currently be estimated. The Company knows of no existing arrangements between any Selling Stockholder and any other dealer, broker or other agent.

    To comply with certain states' securities laws, if applicable, the Convertible Preferred Stock offered and the Class A Common Stock hereby may be sold in such states only through brokers or dealers. In addition, in certain states the Convertible Preferred Stock and the Class A Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

    The legality of the shares of Convertible Preferred Stock and the shares of Class A Common Stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. As to matters of Delaware law, Willkie Farr & Gallagher will rely upon the opinion of Davis Wright Tremaine LLP, Seattle, Washington.

                                    EXPERTS

    The audited financial statements included in the Company's Annual Report on Form 10-KSB, filed on March 25, 1998, which is incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

ITEM 14.

    The expenses relating to the registration of Convertible Preferred Stock and the Class A Common Stock issuable upon conversion thereof will be borne by the registrant. Such expenses are estimated to be as follows:

Registration Fee--

  Scurities and Exchange Commission........................  $  59,000

Accountants' Fees..........................................      1,000

Legal Fees.................................................     10,000

Miscellaneous..............................................      2,000
                                                             ---------

    Total..................................................  $  72,000
                                                             ---------
                                                             ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

    The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer of director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

    The Company intends to enter into indemnification agreements with each of the Company's officers and directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS:


 1         --Purchase Agreement by and among the Company and Smith Barney Inc. and Goldman,
             Sachs & Co.*
 3.1       --Certificate of Incorporation of the Company.(1)
 3.2       --By-laws of the Company.(1)
 4.1       --Form of Exchange Note Indenture, by and among NEXTLINK Communications, Inc. and
             United States Trust Company of New York, as Trustee, relating to the Exchange
             Notes, including form of Exchange Note.(3)
 4.2       --Certificate of Designation of the Powers, Preferences and Relative, Participating,
             Optional and Other Special Rights of 14% Senior Exchangeable Redeemable Preferred
             Shares and Qualifications, Limitations and Restrictions Thereof.(1)
 4.3       --Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred
             Shares.(3)
 4.4       --Indenture, dated as of April 25, 1996, by and among NEXTLINK Communications, Inc.,
             NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee,
             relating to 12 1/2% Senior Notes due April 15, 2006, including form of global note.(2)
 4.5       --First Supplemental Indenture, dated as of January 31, 1997, by and among the
             Company, NEXTLINK Communications, L.L.C., NEXTLINK Capital, Inc. and United States
             Trust Company of New York, as Trustee.(3)
 4.6       --Form of Indenture between United States Trust Company, as Trustee and NEXTLINK
             Communications, Inc., relating to the 9 5/8% Senior Notes due 2007.(4)
 4.7       --Indenture, dated March 3, 1998, between United States Trust Company, as Trustee and
             NEXTLINK Communications, Inc., relating to the 9% Senior Notes due 2008.(5)
 4.8       --Certificate of Designation of Powers, Preferences and Relative, Participating,
             Optional and Other Special Rights of 6 1/2% Cumulative Convertible Preferred Stock
             and Qualifications, Limitations and Restrictions Thereof.(1)
 4.9       --Indenture, dated April 1, 1998, between United States Trust Company, as Trustee and
             NEXTLINK Communications, Inc., relating to the 9.45% Senior Discount Notes due
             2008.(6)
 4.10      --Second Supplemental Indenture, dated June 3, 1998, amending Indenture dated April
             25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and
             United States Trust Company of New York, as Trustee.(1)
 4.11      --First Supplemental Indenture, dated June 3, 1998, amending Indenture dated
             September 25, 1997, by and between NEXTLINK Communications, Inc. and United States
             Trust Company of New York, as Trustee.(1)
 4.12      --First Supplemental Indenture, dated June 3, 1998, amending Indenture dated March 3,
             1998, by and between NEXTLINK Communications, Inc. and United States Trust Company
             of New York, as Trustee.(1)
 4.13      --First Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 1,
             1998, by and between NEXTLINK Communications, Inc. and United States Trust Company
             of New York, as Trustee.(1)
 5.2       --Opinion of Davis Wright Tremaine, LLP.*
10.1       --Stock Option Plan of the Company, as amended.(1)
10.2       --Employee Stock Purchase Plan of the Company.(1)
10.3       --Registration Rights Agreement dated as of January 15, 1997, between the Company and the signatories listed therein.(3)
10.4       --Preferred Exchange and Registration Rights Agreement, dated as of January 31, 1997, by and among the Company and the Initial Purchasers.(3)

10.5       --Fiber Lease and Innerduct Use Agreement, dated February 23, 1998, by and between the Company and Metromedia Fiber Network, Inc.(5)
10.6       --Amendment No. 1 to Fiber Lease and Innerduct Use Agreement, dated March 4, 1998, by and between the Company and Metromedia Fiber Network, Inc.(5)
21         --Subsidiaries of the Registrant.(5)
23.1       --Consent of Arthur Andersen LLP.
23.3       --Consent of Davis Wright Tremaine, LLP (included in their opinion filed as Exhibit
             5.2).*


------------------------


*   Previously filed.


(1) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (Commission File No. 333-53975).

(2) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, L.L.C. (the predecessor of NEXTLINK Communications, Inc.) and NEXTLINK Capital, Inc. (Commission File No. 333-4603).

(3) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Commission File Nos. 33-04603 and 333-04603-01).

(4) Incorporated here by reference to the exhibit filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (Commission File No. 333-32003).

(5) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Communication File Nos. 333-04603 and 333-04603-01).

(6) Incorporated herein by reference to the exhibit filed with the quarterly report on Form 10-Q for the quarterly period ended March 31, 1998 of NEXTLINK Communications, Inc. Commission File No. 000-22939.

    B FINANCIAL STATEMENT SCHEDULES.

    None.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter), Form S-8 (Section 239.16b of this chapter) or Form F-8 (Section
239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 23th day of July 1998.



                                NEXTLINK COMMUNICATIONS, INC.

                                BY:           /S/ R. BRUCE EASTER, JR.
                                     -----------------------------------------
                                                R. Bruce Easter, Jr.
                                        VICE PRESIDENT, GENERAL COUNSEL AND
                                                     SECRETARY




                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Chairman of the Board           July 23, 1998
------------------------------
       Steven W. Hooper

                                Vice Chairman and Chief         July 23, 1998
              *                   Executive Officer
------------------------------    (Principal Executive
        Wayne M. Perry            Officer) and Director

                                Vice President, Chief           July 23, 1998
                                  Financial Officer and
              *                   Treasurer (Principal
------------------------------    Financial Officer and
      Kathleen H. Iskra           Principal Accounting
                                  Officer)

              *                 Director                        July 23, 1998
------------------------------
        Craig O. McCaw

              *                 Director                        July 23, 1998
------------------------------
       Dennis Weibling

              *                 Director                        July 23, 1998
------------------------------
         Scot Jarvis

              *                 Director                        July 23, 1998
------------------------------
      William A. Hoglund

              *                 Director                        July 23, 1998
------------------------------
       Sharon L. Nelson

              *                 Director                        July 23, 1998
------------------------------
      Jeffrey S. Raikes

              *                 Director                        July 23, 1998
------------------------------
      Gregory J. Parker



*By:    /s/ R. BRUCE EASTER,
                 JR.
      -------------------------
        R. Bruce Easter, Jr.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS:


      1    --Purchase Agreement by and among the Company and Smith Barney Inc. and Goldman,
             Sachs & Co.*
      3.1  --Certificate of Incorporation of the Company.(1)
      3.2  --By-laws of the Company.(1)
      4.1  --Form of Exchange Note Indenture, by and among NEXTLINK Communications, Inc. and
             United States Trust Company of New York, as Trustee, relating to the Exchange
             Notes, including form of Exchange Note.(3)
      4.2  --Certificate of Designation of the Powers, Preferences and Relative, Participating,
             Optional and Other Special Rights of 14% Senior Exchangeable Redeemable Preferred
             Shares and Qualifications, Limitations and Restrictions Thereof.(1)
      4.3  --Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred
             Shares.(3)
      4.4  --Indenture, dated as of April 25, 1996, by and among NEXTLINK Communications, Inc.,
             NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee,
             relating to 12 1/2% Senior Notes due April 15, 2006, including form of global note.(2)
      4.5  --First Supplemental Indenture, dated as of January 31, 1997, by and among the
             Company, NEXTLINK Communications, L.L.C., NEXTLINK Capital, Inc. and United States
             Trust Company of New York, as Trustee.(3)
      4.6  --Form of Indenture between United States Trust Company, as Trustee and NEXTLINK
             Communications, Inc., relating to the 9 5/8% Senior Notes due 2007.(4)
      4.7  --Indenture, dated March 3, 1998, between United States Trust Company, as Trustee and
             NEXTLINK Communications, Inc., relating to the 9% Senior Notes due 2008.(5)
      4.8  --Certificate of Designation of Powers, Preferences and Relative, Participating,
             Optional and Other Special Rights of 6 1/2% Cumulative Convertible Preferred Stock
             and Qualifications, Limitations and Restrictions Thereof.(1)
      4.9  --Indenture, dated April 1, 1998, between United States Trust Company, as Trustee and
             NEXTLINK Communications, Inc., relating to the 9.45% Senior Discount Notes due
             2008.(6)
     4.10  --Second Supplemental Indenture, dated June 3, 1998, amending Indenture dated April
             25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and
             United States Trust Company of New York, as Trustee.(1)
     4.11  --First Supplemental Indenture, dated June 3, 1998, amending Indenture dated
             September 25, 1997, by and between NEXTLINK Communications, Inc. and United States
             Trust Company of New York, as Trustee.(1)
     4.12  --First Supplemental Indenture, dated June 3, 1998, amending Indenture dated March 3,
             1998, by and between NEXTLINK Communications, Inc. and United States Trust Company
             of New York, as Trustee.(1)
     4.13  --First Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 1,
             1998, by and between NEXTLINK Communications, Inc. and United States Trust Company
             of New York, as Trustee.(1)
      5.2  --Opinion of Davis Wright Tremaine, LLP.*
     10.1  --Stock Option Plan of the Company, as amended.(1)
     10.2  --Employee Stock Purchase Plan of the Company.(1)
     10.3  --Registration Rights Agreement dated as of January 15, 1997, between the Company and the signatories listed therein.(3)
     10.4  --Preferred Exchange and Registration Rights Agreement, dated as of January 31, 1997, by and among the Company and the Initial Purchasers.(3)

     10.5  --Fiber Lease and Innerduct Use Agreement, dated February 23, 1998, by and between the Company and Metromedia Fiber Network, Inc.(5)
     10.6  --Amendment No. 1 to Fiber Lease and Innerduct Use Agreement, dated March 4, 1998, by and between the Company and Metromedia Fiber Network, Inc.(5)
     21    --Subsidiaries of the Registrant.(5)
     23.1  --Consent of Arthur Andersen LLP.
     23.3  --Consent of Davis Wright Tremaine, LLP (included in their opinion filed as Exhibit
             5.2).*


------------------------


*   Previously filed.


(1) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (Commission File No. 333-53975).

(2) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, L.L.C. (the predecessor of NEXTLINK Communications, Inc.) and NEXTLINK Capital, Inc. (Commission File No. 333-4603).

(3) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Commission File Nos. 33-04603 and 333-04603-01).

(4) Incorporated here by reference to the exhibit filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (Commission File No. 333-32003).

(5) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Communication File Nos. 333-04603 and 333-04603-01).

(6) Incorporated herein by reference to the exhibit filed with the quarterly report on Form 10-Q for the quarterly period ended March 31, 1998 of NEXTLINK Communications, Inc. Commission File No. 000-22939.

    B FINANCIAL STATEMENT SCHEDULES.

    None.